UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant
☒
                             Filed by a party other than the Registrant
☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Marriott Vacations Worldwide Corporation
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Marriott Vacations Worldwide Corporation

9002 San Marco Court

Orlando, Florida 32819

March 30, 2023

Dear Marriott Vacations Worldwide Stockholders:

It is my pleasure to inform you that the 2023 Annual Meeting of Stockholders of Marriott Vacations Worldwide Corporation (the “Annual Meeting”) will be conducted online on Friday, May 12, 2023 beginning at 9:00 a.m., Eastern Time. Stockholders of record may attend and vote during the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/VAC2023. You may also attend the meeting by proxy. You may submit questions in advance of the meeting at www.proxyvote.com. Beneficial owners should review their voting instruction form or Notice of Internet Availability for how to vote in advance of and participate in the Annual Meeting online. For further information about the virtual Annual Meeting, please see the Questions and Answers About the Meeting beginning on page 4.

The following Notice of Annual Meeting of Stockholders and Proxy Statement includes information about the matters to be acted upon by stockholders at the Annual Meeting. We hope that you will exercise your right to vote as promptly as possible. You may vote through the Internet, by telephone or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS:

We are mailing many of our stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) rather than a full set of our proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy of the full set of proxy materials if a stockholder so desires. This process is more environmentally friendly and reduces our costs to print and distribute these materials to stockholders. All stockholders of record who do not receive the Notice will receive a full set of our proxy materials.

We appreciate your continued support and interest in Marriott Vacations Worldwide.

Sincerely,

William J. Shaw	John E. Geller, Jr.
Chairman of the Board	President and Chief Executive Officer

Marriott Vacations Worldwide Corporation

9002 San Marco Court

Orlando, Florida 32819

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FRIDAY, MAY 12, 2023

March 30, 2023

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Marriott Vacations Worldwide Corporation (the “Company”) will be held at 9:00 a.m., Eastern Time, on Friday, May 12, 2023, virtually, via the Internet at www.virtualshareholdermeeting.com/VAC2023. At the meeting, stockholders will act on the following matters:

1.	Election of the three director nominees named in the Proxy Statement;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its 2023 fiscal year;

3.	Advisory vote to approve named executive officer compensation;

4.

Approval of management proposal to amend the Company’s Restated Certificate of Incorporation to provide for the phased-in declassification of the Board of Directors (the “Declassification Proposal”); and

5.	Any other matters that may properly be presented at the meeting.

Only stockholders of the Company at the close of business on March 14, 2023, the record date, are entitled to notice of, and to vote at, the Annual Meeting. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the Proxy Statement, your enclosed proxy card.

In the event of a technical malfunction in connection with the virtual Annual Meeting, the chair of the meeting will convene the meeting at 9:30 a.m. Eastern Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the chair of the meeting. Under these circumstances, we will post information regarding the announcement on the Investor Relations page of the Company’s website at www.marriottvacationsworldwide.com.

Internet Availability

We are taking advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about March 30, 2023, a Notice Regarding the Availability of Proxy Materials (the “Notice”) or the Proxy Statement and form of proxy will be mailed to stockholders as of the record date. If you received a Notice by mail, you will not receive printed copies of the proxy materials, unless you specifically request them. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and in our 2022 Annual Report on Form 10-K, as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions in the Notice.

By Order of the Board of Directors,

James H Hunter, IV
Executive Vice President,
General Counsel and Secretary

1	Proxy Summary

4	Questions and Answers About the Meeting

8	Proposals for Vote

	8	Item 1 - Election of Directors

	8	Item 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

	9	Item 3 - Advisory Vote to Approve Named Executive Officer Compensation

	10	Item 4 - Approval of Management Proposal to Amend the Company’s Restated Certificate of Incorporation to Provide for the Phased-In Declassification of the Board of Directors

12	Report on the Board of Directors and its Committees

	12	Our Board of Directors

	12	Nominees for Director

	14	Directors Remaining in Office

	19	Summary of Director Attributes and Skills

	20	2022 Board and Committee Meetings and Attendance

	20	Committee Charters

	21	Compensation Committee Interlocks and Insider Participation

22	Corporate Governance

	22	Separation of Board Chairman and Chief Executive Officer

	22	Board and Committee Evaluations

	22	Inclusion and Diversity

	23	Selection of Director Nominees

	24	Director Independence

	24	Risk Oversight

	24	Oversight of CyberSecurity

	25	Board and Committee Oversight of Environmental, Social and Governance

	25	Communications with the Board

	26	Code of Conduct

27	Audit Committee Report and Independent Auditor Fees

	27	Report of the Audit Committee

	29	Pre-Approval of Independent Auditor Fees and Services Policy

	29	Independent Registered Public Accounting Firm Fee Disclosure

30	Executive and Director Compensation

	30	Compensation Discussion and Analysis

	31	Compensation Program Principles and Governance

	32	Compensation Process

	34	Analysis of Each Compensation Element

	42	Report of the Compensation Policy Committee

	43	Executive Compensation Tables and Discussion
		43	Summary Compensation Table
		52	CEO Pay Ratio
		53	Pay vs. Performance
		56	Compensation Arrangements for Non-Employee Directors
		58	Securities Authorized for Issuance Under Equity Compensation Plans

59	Stock Ownership

	59	Stock Ownership of Our Directors, Executive Officers and Certain Beneficial Owners

61	Transactions with Related Persons

	61	Policy on Transactions and Arrangements with Related Persons

	62	Certain Relationships and Potential Conflicts of Interest

63	Stockholder Proposals and Nominations for Directors For the 2024 Annual Meeting

63	Other Information

A-1	Appendix A - Proposed Amendments

B-1	Appendix B - Reconciliation of Non-GAAP Measures to GAAP Measures (Unaudited)

Forward-Looking Statements and Website References

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact, including statements regarding our goals, and commitments, including those relating to environmental, social and governance strategy and matters, made in this document, are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider in voting your shares. You should read the entire Proxy Statement as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”) carefully before voting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Voting Recommendation	Page Reference
1 Election of three directors	FOR each nominee	8
2 Ratification of appointment of independent registered public accounting firm	FOR	8
3 Advisory vote to approve named executive officer compensation	FOR	9
4 Approval of management proposal to amend the Company’s Restated Certificate of Incorporation to provide for the phased-in declassification of the Board of Directors	FOR	10

CORPORATE GOVERNANCE HIGHLIGHTS

We believe that good corporate governance is integral to our business, and the Board of Directors (the “Board”) monitors developments in governance best practices to assure that it continues to meet its commitment to representation of stockholder interests. Below are some highlights of our corporate governance practices:

•	Independent Chairman of the Board

•	Separate Chairman and Chief Executive Officer (“CEO”) positions

•	Standing committees composed exclusively of independent directors

•	Regular executive sessions of the Board and Board committees

•	Annual Board and committee evaluations

•	Global ethics and corporate compliance program

•	Board and committee oversight of Environmental, Social and Governance (“ESG”) matters
•	Commitment to seeking diversity on the Board

•	Stock ownership guidelines for our executive officers and directors

•	Robust executive succession planning process

•	Strong risk management program

•	Comprehensive Code of Business Conduct and Corporate Governance Principles

•	Active Board oversight of Company strategy and risk management

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE INITIATIVES

As a leader and innovator in the vacation industry, the Company strives to uphold the highest standards of excellence in serving its customers, investors, and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and Hyatt Hotels Corporation for the development, sales, and marketing of vacation ownership products and services, operating exchange networks and membership programs, and providing management services to other resorts and lodging properties. Our core values help drive and inspire us and provide the framework to live fulfilling lives, both professionally and personally. Our core values and culture embody a commitment to ethical business practices and good corporate citizenship. As we work toward this goal, we are committed to managing the risks and opportunities that arise from ESG issues, providing transparency of our ESG performance and enabling strong executive and Board oversight of our overall ESG strategy. Beginning in 2021, we established our ESG program, building on our well-established Corporate Social Responsibility activities, including inclusion and diversity efforts, customer and community engagement, and associate recruitment and development. Our 2021 ESG Report is available on our website at www.marriottvacationsworldwide.com.

STOCKHOLDER ENGAGEMENT

We value our stockholders’ perspective on our business and each year regularly engage with stockholders through a variety of activities to stay informed on the evolving perspectives of the investor community. We engage with stockholders on various matters, including industry trends, company performance, corporate governance, and executive compensation. In 2022, our key stockholder engagement activities included an investor day, numerous virtual meetings, seven non-deal investor road shows, seven investor conferences and our 2022 annual meeting of stockholders.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	1

SELECT PERFORMANCE AND BUSINESS HIGHLIGHTS

•	Consolidated Vacation Ownership contract sales were $1.8 billion for 2022, a 34% increase compared to the prior year.

•	Net income attributable to common shareholders was $391 million, or $8.77 diluted earnings per share.

•	Adjusted net income attributable to common shareholders was $458 million, or $10.26 Adjusted diluted earnings per share.

•	Adjusted EBITDA was $966 million for 2022.

Adjusted net income attributable to common shareholders, Adjusted diluted earnings per share, and Adjusted EBITDA are financial measures that are not prescribed by United States generally accepted accounting principles (“GAAP”). Please refer to Appendix B for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prescribed by GAAP, as well as our reasons for presenting these measures.

EXECUTIVE COMPENSATION HIGHLIGHTS

We seek to align the interests of our named executive officers (“NEOs”) with the interests of the Company’s stockholders. Certain important features of our executive compensation program include:

•	The program is designed to align financial results and sustainable stockholder value creation with the compensation of our executives.

•	Pay is tied to performance. Approximately 74% of our CEO’s and approximately 66% of the other NEOs’ fiscal 2022 total compensation was performance based.

•	Approximately 71% of our CEO’s and approximately 50% of the other NEOs’ fiscal 2022 total compensation was tied to stock performance.

2022 Target Pay Matrix — CEO	2022 Target Pay Matrix — Other NEOs (Average)

•	The Company maintains stock ownership guidelines that apply to all executive officers and directors.

•	The Company has strong governance policies related to executive compensation, and we employ appropriate compensation risk mitigating features.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	2

DIRECTOR NOMINEES

Our Board currently consists of ten members divided into three classes. Each class serves a three-year term. The following table provides summary information regarding each nominee to the Board. Information about each director’s experience, qualifications and skills can be found in the Report on the Board of Directors and its Committees.

		DIRECTOR SINCE	PRINCIPAL OCCUPATION	INDE- PENDENT	COMMITTEE MEMBERSHIPS[1]			OTHER PUBLIC CO. BOARDS
NAME	AGE				AC	CPC	NCG

Charles Elliott “C.E.” Andrews	71	2013	Former CEO, Morgan Franklin Consulting	✓	✓		✓	NVR, Inc.

William W. McCarten	74	2011	Former Executive Chairman, DiamondRock Hospitality Company	✓	✓	✓		DiamondRock Hospitality Company, Cracker Barrel Old Country Store, Inc.

William J. Shaw[2]	77	2011	Former Vice Chairman, Marriott International	✓				The Carlyle Group, Inc. DiamondRock Hospitality Company

[1]	Audit Committee (“AC”), Compensation Policy Committee (“CPC”), Nominating and Corporate Governance Committee (“NCG”).

[2]	Mr. Shaw is Chairman of the Board and does not sit on any Board committees.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	3

PROXY STATEMENT

The Board of Directors (the “Board”) of Marriott Vacations Worldwide Corporation (“we,” “us,” “Marriott Vacations Worldwide,” “MVW” or the “Company”) is soliciting stockholders’ proxies in connection with the 2023 Annual Meeting of Stockholders of the Company, and at any adjournment or postponement thereof (the “Annual Meeting”). The mailing to stockholders of the Notice Regarding the Availability of Proxy Materials (the “Notice”) will take place on or about March 30, 2023.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2023

The Notice of Annual Meeting and Proxy Statement and our

2022 Annual Report to stockholders are available at www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q.	Why am I receiving these materials?

Marriott Vacations Worldwide has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the solicitation of proxies on behalf of the Board for use at our Annual Meeting. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision.

Q.	How do I attend the virtual Annual Meeting?

You may attend the Annual Meeting online, including to vote, by logging in at www.virtualshareholdermeeting.com/VAC2023. The Annual Meeting will begin at approximately 9:00 a.m., Eastern Time, with log-in beginning at 8:45 a.m. on Friday, May 12, 2023.

You may attend and vote during the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/VAC2023. You may also attend the meeting by proxy. You may submit questions in advance of the meeting at www.proxyvote.com.

Q.	How do I gain admission to the virtual Annual Meeting?

You are entitled to participate in the virtual Annual Meeting only if you were a stockholder of record who owned the Company’s common stock at the close of business on March 14, 2023. Each holder of record is entitled to one vote per share. There were 37,068,916 shares of common stock outstanding and entitled to vote on March 14, 2023.

To attend online and participate in the Annual Meeting, stockholders of record will need to use their control number on their Notice or proxy card to log into www.virtualshareholdermeeting.com/VAC2023; beneficial owners who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the virtual Annual Meeting. Instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.

We encourage you to access the meeting prior to the start time. Please allow time for online check-in, which will begin at 8:45 a.m. Eastern Time. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting landing page at www.virtualshareholdermeeting.com/VAC2023.

Q.	How do I ask questions?

You may submit a question in advance of the meeting at www.proxyvote.com. The Company will try to answer as many questions as possible during the time scheduled. Answers to appropriate investor questions received before the Annual Meeting will be posted on the Investor Relations page of the Company’s website as soon as practicable after the Annual Meeting to the extent such questions were not answered at the Annual Meeting. Additional information regarding the question and answer process, including the types of questions permitted, the time allotted for the question and answer session, and how questions will be addressed and disclosed, will be available in the Annual Meeting Rules of Conduct, which will be posted at the virtual Annual Meeting website during the Annual Meeting.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	4

Q.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

The U.S. Securities and Exchange Commission (the “SEC”) permits companies to furnish proxy materials to stockholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice to stockholders who elected to receive proxy materials by email. These stockholders have the ability to access, view and print the proxy materials on the website referred to in the Notice and request a printed set of proxy materials.

Q.	Can I get electronic access to the proxy materials if I received printed materials?

If you received a printed copy of our proxy materials, you can also view the proxy materials for the meeting electronically at proxyvote.com. You may also choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and reduce the environmental impact of our Annual Meeting. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

Q.	What items will be voted on at the Annual Meeting?

Stockholders will vote on the following items at the Annual Meeting, if each is properly presented at the meeting:

1.	Election of the three director nominees named in this Proxy Statement;

2.	Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for its 2023 fiscal year;

3.	Advisory vote to approve named executive officer compensation;

4.	Approval of management proposal to amend the Company’s Restated Certificate of Incorporation to provide for the phased-in declassification of the Board of Directors; and

5.	Any other matters that may properly be presented at the meeting.

In addition, management will respond to appropriate questions from stockholders submitted in advance of the meeting.

Q.	What are the Board’s voting recommendations?

The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. The Board recommends a vote FOR each nominee for director in Item 1, and FOR Items 2, 3, and 4.

Q.	What is the difference between being a record holder and a beneficial owner of shares held in street name?

A record holder holds shares directly in his, her or its own name with the Company’s transfer agent. Shares held in “street name” refer to shares that are held in the name of a bank or broker on a person’s behalf. Many stockholders hold their shares in street name. For such shares, the bank or broker is considered the record holder for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the shares held in your account.

Q.	How do I vote?

BY TELEPHONE 800-690-6903 (record holders)	BY INTERNET www.proxyvote.com	BY MAIL completing and returning your proxy card	AT THE VIRTUAL MEETING by electronic vote at the virtual meeting

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage stockholders to vote well before the Annual Meeting even if they plan to attend the virtual meeting, by completing proxies online or by telephone, or, if they received printed copies of materials, by mailing their proxy cards. Stockholders can vote via the Internet in advance of or during the Annual Meeting.

Stockholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/VAC2023 to vote during the meeting. Voting online during the meeting will replace any previous votes.

Record holders who received a copy of this Proxy Statement and accompanying proxy card in the mail can vote by filling out the proxy card, signing it and returning it in the postage paid return envelope. Record holders can also vote by telephone (800-690-6903) or by Internet (www.proxyvote.com). Voting instructions are provided on the proxy card.

If you are a beneficial owner, you must vote by giving instructions to your bank or broker. You should follow the voting instructions on the form that you receive from your bank or broker.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	5

Q.	How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than those described above. If any other matter is properly presented, the persons named in the enclosed proxy card will have discretion to vote in their best judgment.

If you are a beneficial owner, your bank or broker is permitted to use its own discretion and vote your shares on certain routine matters (such as Item 2) even if you have not provided voting instructions. Your bank or broker is not permitted to use its discretion and vote your shares on non-routine matters (such as Items 1, 3, and 4) if it has not received instructions from you as to how to vote the shares. Therefore, we urge you to give voting instructions to your broker on all four voting items. Shares that are not permitted to be voted by your broker with respect to any non-routine matter are called “broker non-votes.” Broker non-votes are not considered votes for or against, or entitled to vote with respect to Items 1 and 3 to be voted on at the Annual Meeting and will have no direct impact on the outcome of those non-routine proposals. Abstentions will be counted as a vote “AGAINST” Item 4, the Declassification Proposal. “Broker non-votes” will have the same effect as votes “AGAINST” this proposal.

Q.	What if I don’t mark the boxes on my proxy?

If you just sign and submit your proxy card without providing voting instructions, your shares will be voted “FOR” each director nominee listed in this Proxy Statement and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Q.	How many votes are needed to approve an item?

Directors will be elected by a plurality of all the votes cast at the Annual Meeting, either online or represented by a properly completed or authorized proxy. This means that the three nominees who receive the highest number of “FOR” votes cast will be elected as directors. Stockholders cannot cumulate votes in the election of directors. Abstentions will have no effect on the outcome of this proposal.

The affirmative vote of holders of shares representing a majority in voting power of the votes cast, present online or represented by proxy and entitled to vote at the meeting, is necessary for approval of Items 2 and 3. Proxy cards marked as abstentions on Items 2 and 3 will not be counted as votes cast but will count as present and entitled to vote and therefore will have the effect of a negative vote.

Broker non-votes will not be counted as entitled to vote for Items 1 or 3 and therefore will have no effect on the outcome of these Items. Item 2 is a routine matter on which brokers may vote even if they have not received voting instructions; therefore, there will not be any broker non-votes with respect to Item 2.

Approval of Item 4, the Declassification Proposal, requires the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of the Company’s stock entitled to vote on the proposal, voting as a single class. Abstentions will be counted as a vote “AGAINST” the Declassification Proposal. “Broker non-votes” will have the same effect as votes “AGAINST” this proposal.

Q.	What constitutes a quorum?

The presence at the meeting, online or by proxy, of the holders of a majority in voting power of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum. Proxies received will be included in the calculation of the number of shares considered to be present at the meeting, even if marked as broker non-votes or with abstentions on certain items.

Q.	Who can attend the Annual Meeting?

Only stockholders as of the record date, their proxy holders and our invited guests may attend the Annual Meeting.

Q.	Can I attend and participate in the Annual Meeting online if I vote by proxy?

Yes. Attending the Annual Meeting online does not revoke your proxy.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	6

Q.	Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the Annual Meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

•	returning a later-dated signed proxy card;

•	delivering a written notice of revocation to Marriott Vacations Worldwide Corporation, 9002 San Marco Court, Orlando, Florida, 32819, Attention: Corporate Secretary;

•	voting by telephone or the Internet at www.proxyvote.com until 11:59 p.m., Eastern Time, on May 11, 2023; or

•	submitting a later-dated vote during the virtual Annual Meeting (www.virtualshareholdermeeting.com/VAC2023).

If your shares are held through a broker or other nominee, and you are not provided a 16-digit control number, you will need to contact that institution if you wish to change your voting instructions.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	7

PROPOSALS FOR VOTE

ITEM 1 – ELECTION OF DIRECTORS

The Board currently consists of ten members and is divided into three classes, each having three-year terms that expire in successive years. The current Class II directors include William J. Shaw, Charles Elliott “C.E.” Andrews, and William W. McCarten, and the term of the Class II directors expires at the Annual Meeting. The Board proposes that William J. Shaw, Charles Elliot “C.E.” Andrews, and William W. McCarten be elected as Class II directors for a term of three years expiring at the 2026 Annual Meeting and until their successors are duly elected and qualified. Stockholders last elected Mr. Shaw, Mr. Andrews, and Mr. McCarten as Class II directors at the 2020 Annual Meeting.

Each of the nominees has consented to be named as a nominee and to serve as a director if elected. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Information about the nominees, as well as the current Class I and Class III directors, is set forth below in the section titled “Report on the Board of Directors and its Committees” beginning on page 12.

✓	Our Board of Directors recommends that you vote FOR each of the three director nominees.

ITEM 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has appointed Ernst & Young as the Company’s independent registered public accounting firm for the Company’s 2023 fiscal year. Although the Audit Committee has discretionary authority to appoint the independent auditor, the Board is seeking stockholder ratification of the appointment as a matter of good corporate governance. The Board and the Audit Committee believe that the continued retention of Ernst & Young as the Company’s independent auditor is in the best interests of the Company and its stockholders. If the appointment of Ernst & Young is not ratified by stockholders, the Audit Committee will take that into consideration when determining whether to continue the firm’s engagement. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

Representatives of Ernst & Young are expected to be present at the Annual Meeting online, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

✓	Our Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for its 2023 fiscal year.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	8

ITEM 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s named executive officer compensation as reported in this Proxy Statement. As described below in “Compensation Discussion and Analysis” beginning on page 30, the Compensation Policy Committee (the “CPC”) has structured our executive compensation program to achieve the following key objectives:

•	Executive officers should be paid in a manner that is primarily focused on driving stockholder value;

•	Compensation should be designed to motivate executive officers to perform their duties in ways that would help achieve shorter-term as well as longer-term objectives; and

•	The compensation program must be competitive in order to attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice.

We urge stockholders to read the “Compensation Discussion and Analysis” of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information about the compensation of our named executive officers (“NEOs”). The CPC and the Board believe that the policies and procedures articulated in “Compensation Discussion and Analysis” below are effective in achieving our goals and that the compensation of our NEOs reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Marriott Vacations Worldwide Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board. Although non-binding, the Board and the CPC will review and consider the voting results when making future decisions regarding our executive compensation program. The Board’s current policy is to hold an advisory vote on executive compensation on an annual basis, and therefore our next “say-on-pay” resolution will occur at the Company’s 2024 Annual Meeting of Stockholders.

✓	Our Board of Directors recommends that you vote FOR the approval of the advisory resolution to approve executive compensation.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	9

ITEM 4 – APPROVAL OF MANAGEMENT PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE PHASED-IN DECLASSIFICATION OF THE BOARD OF DIRECTORS

The Board has unanimously adopted, approved and declared advisable, and recommends that the Company’s stockholders approve and adopt, an amendment to our Restated Certificate of Incorporation that would phase in the declassification of the Board and provide for the annual election of all directors, as described below and as set forth in the form of amendment attached to this proxy statement as Appendix A (the “Amendment”).

Background of the Proposal

The Restated Certificate of Incorporation currently provides that the Board is divided into three classes, with directors in each class elected to serve staggered, three-year terms. As a result, at each annual meeting, approximately one-third of our directors are elected for three-year terms. This classified board structure has been in place since the Company’s spin-off from Marriott International, Inc. in 2011 (the “Spin-Off”).

The Board regularly reviews our governance structure, including the continued appropriateness of our classified board structure. In connection with this review, the Board considered the advantages of maintaining the classified board structure as well as the advantages of declassifying the Board. The advantages of the classified board structure include that a classified board may help assure continuity of the Company’s business strategies and reinforce a commitment to long-term stockholder value. Although these are important benefits, the Board understands that many stockholders and members of the investment community believe annual elections for all directors increase accountability of directors to a company’s stockholders, and generally support shifting from classified boards to the annual election of directors. The Board believes the Amendment better aligns our governance with governance practices supported by the investment community. In addition, because our Board is classified, currently directors can be removed only for cause, whereas, under Delaware law, directors elected to a board that is not classified can be removed with or without cause.

The Nominating and Corporate Governance Committee and the Board evaluated the Amendment in light of the considerations described above. Based on these considerations and the recommendation of the Nominating and Corporate Governance Committee, the Board adopted resolutions setting forth the Amendment, declared the Amendment advisable and in the best interests of the Company and its stockholders, and unanimously resolved to submit the Amendment to the Company’s stockholders for approval.

Description of the Amendment to the Company’s Restated Certificate of Incorporation

Article V, Section 5.2 of the Restated Certificate of Incorporation currently provides that our Board is divided into three classes of approximately equal size, composed of directors each serving terms of office of three years. The Amendment would amend Section 5.2 to provide for the annual election of directors.

If the Declassification Proposal is approved by our stockholders and the Amendment becomes effective, it would provide for the annual election of directors beginning at the 2024 Annual Meeting of Stockholders, and the declassification of our Board would be phased in over a period of three years. The Amendment would not shorten the existing terms of our directors. Accordingly, a director who has been elected to a three-year term (including directors elected at the 2023 Annual Meeting of Stockholders) may complete that term. The declassification of the Board will be phased-in as follows:

•

the Class I directors who were elected for a three-year term at our 2022 Annual Meeting of Stockholders will continue to serve the remainder of the three-year term for which they were elected, which term expires at the 2025 Annual Meeting;

•

the Class II directors who are elected at the 2023 Annual Meeting of Stockholders under Proposal 1 of this Proxy Statement will be elected for a three-year term which expires at the 2026 Annual Meeting; and

•

the Class III directors who were elected for a three-year term at our 2021 Annual Meeting of Stockholders will continue to serve the remainder of the three-year term for which they were elected, which term expires at the 2024 Annual Meeting.

Commencing with the 2026 Annual Meeting of Stockholders, the declassification of our Board would be complete and all directors will be elected for a one-year term expiring at the next annual meeting of stockholders.

Following the effectiveness of the Amendment, any director elected to fill a vacancy caused by an increase in the number of directors or the death, resignation, retirement, disqualification or removal of a director who was elected for a three-year term (such a director, a “Continuing Classified Director”) will hold office until the annual meeting of stockholders at which the term of the Continuing Classified Director would have expired. Once our Board is fully declassified, directors elected to fill vacancies and newly created seats on the Board will serve for a term expiring at the next annual meeting of stockholders. In all cases, each director will hold office until his or her successor has been duly elected and qualified or until such director’s death, resignation, retirement, disqualification or removal from office.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	10

Currently under our Restated Certificate of Incorporation, our directors are removable only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class. If the Declassification Proposal is approved by the requisite vote of the stockholders, upon the effectiveness of the Amendment, our Restated Certificate of Incorporation will provide that any or all directors who are elected for a term expiring at the next annual meeting of stockholders may be removed with or without cause. Removal for directors serving a one-year term will be governed by the default standard under the Delaware General Corporation Law, which requires approval by a majority of the shares entitled to vote thereon. Our Restated Certificate of Incorporation will provide, however, that notwithstanding the foregoing, any Continuing Classified Director (and any director appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of any Continuing Classified Director) may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

Appendix A to this Proxy Statement shows the proposed changes to Article V of the Restated Certificate of Incorporation. The above description of this Proposal is qualified in its entirety by the actual text of the proposed amendments, as set forth in Appendix A.

Effective Date and Vote Required

If this proposal is approved by the requisite vote of the stockholders at the Annual Meeting, the Amendment will become effective upon the filing of a Certificate of Amendment setting forth the Amendment with the Secretary of State of the State of Delaware, which filing is expected to take place as soon as practicable after stockholder approval. In addition, we intend to file a Second Restated Certificate of Incorporation to integrate the Amendment into our Restated Certificate of Amendment. However, even if our stockholders approve the Amendment, our Board retains discretion under Delaware law not to implement the Amendment. If our Board were to exercise such discretion, we will publicly disclose that fact, and our Board would remain classified.

As required by Delaware law, if this proposal is not approved by the requisite vote of the stockholders at the Annual Meeting, the Amendment will not become effective and the Board will remain divided into three classes, with directors in each class serving staggered three-year terms and the term of office of directors of one class expiring at each annual meeting.

Approval of the Declassification Proposal requires the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of the Company’s stock entitled to vote on the proposal, voting as a single class.

✓	Our Board of Directors recommends that you vote FOR the proposal to approve the Amendment to the Restated Certificate of Incorporation to phase in the declassification of the Board of Directors.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	11

REPORT ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

OUR BOARD OF DIRECTORS

Our Board currently consists of ten members. Approximately one-third of the directors are elected annually to serve for three-year periods or until the director’s successor is duly elected and qualified, or his or her earlier death, resignation or removal. For information regarding the Declassification Proposal, which, if successful, would authorize us to amend our Restated Certificate of Incorporation to phase out our classified board structure, please see “ITEM 4 — Approval of management proposal to amend the Company’s Restated Certificate of Incorporation to provide for the phased-in declassification of the Board of Directors.”

All of our director nominees currently serve as directors on our Board. The tables below set forth information regarding the members of our Board continuing in office or nominated for re-election. Our Board has determined that all members of our Board are “independent directors” meeting the applicable requirements of the Listing Rules of the New York Stock Exchange (the “NYSE”) other than John E. Geller, Jr., our President and Chief Executive Officer.

Nominees for Director

The Board has nominated three directors to be elected at the Annual Meeting to serve for a three-year term ending with the 2026 Annual Meeting of Stockholders, or until the director’s successor is duly elected and qualified, or the director’s earlier death, resignation or removal.

C.E. ANDREWS

Age: 71 Director Since: 2013 Independent: Yes	Committees: • Audit (Chair) • Nominating and Corporate Governance

Experience

Mr. Andrews was a member of the Board of Directors of, and an advisor to, MorganFranklin Consulting, a business consulting and technology solutions company, from April 2017 through June 2019 when he retired. From May 2013 to March 2017, he served as its Chief Executive Officer. Mr. Andrews was the president of RSM McGladrey Business Services, Inc., an audit and accounting services provider, from June 2009 until February 2012. Prior to that, Mr. Andrews served as the president of SLM Corporation (Sallie Mae), which originates, services and collects student loans. He joined Sallie Mae in 2003 as the Executive Vice President of Accounting and Risk Management and held the title of Chief Financial Officer from 2006 to 2007. Prior to joining Sallie Mae, Mr. Andrews spent approximately 30 years at Arthur Andersen, LLP, an accounting firm. Mr. Andrews serves on the Boards of Directors of Washington Mutual Investors Fund, a publicly traded mutual fund, and NVR, Inc., a publicly traded homebuilder. In addition, he serves on the Board of Directors of Vemo Education, Inc., a privately-held company that develops customized, value-oriented student financing programs, and the Advisory Board of Coastal Cloud LLC, a privately-held consulting firm that focuses on migration to next-generation technologies. In the past five years, Mr. Andrews served on the Board of Directors of WashingtonFirst Bankshares, Inc. from 2012 until it was acquired in 2018.

Skills and Experience

Mr. Andrews brings to the Board, and particularly to the Audit Committee, the extensive financial and accounting expertise that he obtained over his thirty-year career in public accounting, as well as through his role as Chief Financial Officer of Sallie Mae. Mr. Andrews also has experience as a board member and an officer of publicly traded companies.

Corporate Leadership	Independence	Financial & Capital Markets	Accounting & Financial Reporting	Business Development / Mergers & Acquisitions
Public Company Board Service & Governance	Risk Management	Strategic Planning	Global Expertise	Legal, Regulatory & Government Relations
Compliance	Human Capital, Professional Development & Organizational Culture		Technology & Cybersecurity/ Digital & Social Media
Vacation Ownership & Lodging Industry

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	12

WILLIAM W. McCARTEN

Age: 74 Director Since: 2011 Independent: Yes	Committees: • Audit • Compensation Policy

Experience

Mr. McCarten has served as non-executive Chairman of the Board of DiamondRock Hospitality Company, a publicly traded lodging REIT, since January 2010. He was Executive Chairman of DiamondRock from September 2008 to December 2009. Prior to that, he was Chairman and Chief Executive Officer of DiamondRock from its inception in 2004 until September 2008. From 1979 through 2003, Mr. McCarten worked at Marriott International and companies that operated businesses that were previously part of Marriott International or its predecessors, where he held a number of executive positions, including President of the Services Group and President and Chief Executive Officer of HMSHost Corporation, a publicly traded company. Mr. McCarten is also a director of Cracker Barrel Old Country Store, Inc., a publicly traded company.

Skills and Experience

Mr. McCarten provides the Board with the benefit of his extensive experience in the hospitality industry and capital markets, including his service as Chief Executive Officer and board member of publicly traded companies. He is a former certified public accountant who has a strong familiarity with accounting and financial reporting matters.

Corporate Leadership	Independence	Financial & Capital Markets	Accounting & Financial Reporting	Business Development / Mergers & Acquisitions
Public Company Board Service & Governance	Risk Management	Strategic Planning	Vacation Ownership & Lodging Industry	Legal, Regulatory & Government Relations
Compliance	Real Estate & Business Development	Human Capital, Professional Development & Organizational Culture

WILLIAM J. SHAW, CHAIRMAN

Age: 77 Director Since: 2011 Independent: Yes	Committees: • None

Experience

Mr. Shaw is Chairman of the Board. He served as Vice Chairman of Marriott International, Inc., the company from which we spun off, from May 2009 until his retirement in March 2011. He previously served as President and Chief Operating Officer of Marriott International from 1997 until May 2009. He joined Marriott International in 1974 and held various positions, including Corporate Controller, Corporate Vice President, Senior Vice President—Finance, Treasurer, Chief Financial Officer, Executive Vice President and President of Marriott Service Group. Mr. Shaw serves on the boards of directors of The Carlyle Group Inc., a publicly traded private equity, alternative asset management and financial services corporation, and DiamondRock Hospitality Company, a publicly traded lodging REIT. He also serves on the Board of Trustees of the University of Notre Dame.

Skills and Experience

Mr. Shaw brings to the Board extensive management experience with Marriott International, his prominent status in the hospitality industry and a wealth of knowledge in dealing with financial and accounting matters as a result of his prior service in financial and accounting positions at Marriott International, including as its Chief Financial Officer. Mr. Shaw also has experience as a board member of publicly traded companies.

Corporate Leadership	Independence	Financial & Capital Markets	Accounting & Financial Reporting	Business Development / Mergers & Acquisitions
Public Company Board Service & Governance	Risk Management	Strategic Planning	Global Expertise	Vacation Ownership & Lodging Industry
Legal, Regulatory & Government Relations	Real Estate & Business Development	Human Capital, Professional Development & Organizational Culture		Technology & Cybersecurity/ Digital & Social Media

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	13

Directors Remaining in Office

Name	Age	Position(s) Held in Company	Director Since	Term to Expire	Independent

Lizanne Galbreath	65	Director	2018	2024	Yes

Melquiades R. Martinez	76	Director	2011	2024	Yes

Stephen R. Quazzo	63	Director	2018	2024	Yes

Raymond L. Gellein, Jr.	75	Director	2011	2025	Yes

John E. Geller, Jr.	56	Director, President and Chief Executive Officer	2023	2025	No

Dianna F. Morgan	71	Director	2013	2025	Yes

Jonice Gray Tucker	47	Director	2021	2025	Yes

LIZANNE GALBREATH

Age: 65 Director Since: 2018 Independent: Yes	Committees: • Compensation Policy • Nominating and Corporate Governance

Experience

Ms. Galbreath has been the Managing Partner of Galbreath & Company, a real estate investment firm, since 1999. From April 1997 to 1999, she was Managing Director of LaSalle Partners/Jones Lang LaSalle, a real estate services and investment management firm, where she also served as a director. From 1984 to 1997, Ms. Galbreath served in a variety of leadership positions including as Managing Director, Chairman and Chief Executive Officer of The Galbreath Company, the predecessor of Galbreath & Company. Ms. Galbreath was a director of Paramount Group, Inc., a publicly traded REIT, from 2014 to 2020. She was also a director of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), a publicly traded hotel and leisure company, from 2005 to September 2016. She served as a director of ILG, Inc. (“ILG”), a publicly traded vacation ownership company, from May 2016 through August 2018, prior to the Company’s acquisition of ILG.

Skills and Experience

Ms. Galbreath provides the Board with the benefit of her senior leadership experience as managing partner of Galbreath & Company. The Board also benefits from her real estate investment, development and strategy experience, and management and corporate governance experience, having served as a member of the boards of directors and committees of the boards of directors of other publicly traded companies.

Corporate Leadership	Independence	Diversity	Public Company Board Service & Governance	Risk Management
Vacation Ownership & Lodging Industry	Real Estate & Business Development	Business Development / Mergers & Acquisitions		Strategic Planning

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	14

JOHN E. GELLER, JR.

Age: 56 Director Since: 2023 Independent: No	Committees: • None

Experience

John E. Geller, Jr. has served as our President since October 2021 and as our Chief Executive Officer since January 2023. He previously served as our President and Chief Financial Officer from January 2021 to October 2021. Mr. Geller served as our Executive Vice President and Chief Financial and Administrative Officer from January 2018 to January 2021. He also served as our Executive Vice President and Chief Financial Officer from 2009 to January 2018. Mr. Geller joined Marriott International in 2005 as Senior Vice President and Chief Audit Executive and Information Security Officer. In 2008, he led finance and accounting for Marriott International’s North American Lodging Operation’s West region as Chief Financial Officer. Mr. Geller began his professional career at Arthur Andersen, where he was promoted to audit partner in its real estate and hospitality practice in 2000. During 2002 and 2003, he was an audit partner with Ernst & Young in its real estate and hospitality practice. Mr. Geller served as Chief Financial Officer at AutoStar Realty in 2004.

Corporate Leadership	Compliance	Financial & Capital Markets	Accounting & Financial Reporting	Business Development / Mergers & Acquisitions
Sales & Marketing/ Consumer Insights	Risk Management	Strategic Planning	Global Expertise	Vacation Ownership & Lodging Industry
Legal, Regulatory & Government Relations	Real Estate & Business Development	Human Capital, Professional Development & Organizational Culture		Technology & Cybersecurity/ Digital & Social Media

MELQUIADES R. MARTINEZ

Age: 76 Director Since: 2011 Independent: Yes	Committees: • Nominating and Corporate Governance (Chair)

Experience

Mr. Martinez served as Chairman of the Southeast U.S. and Latin America, JPMorgan Chase & Co. from July 2010 until his retirement in March 2023. Prior to that, he was a partner in the law firm DLA Piper from September 2009. Mr. Martinez served as a U.S. Senator from Florida from January 2005 through September 2009. He also served as Chairman of the Republican Party from November 2006 through October 2007, as Secretary of the U.S. Department of Housing and Urban Development from 2001 to 2004, and as Mayor of Orange County, Florida from November 1998 to January 2001. Mr. Martinez is a director of NVR Inc., a publicly traded homebuilder. He also serves on the Advisory Board of Securiport LLC, a private company that designs and implements civil aviation security, biometric screening, immigration control and threat assessment systems.

Skills and Experience

Mr. Martinez provides our Board with the benefit of his vast experience in the public and private sectors and his in-depth knowledge of and relationships within Florida, where our headquarters are located. The Board also benefits from his legal experience and knowledge of legislative and regulatory processes.

Corporate Leadership	Independence	Diversity	Public Company Board Service & Governance	Risk Management	Strategic Planning
Global Expertise	Legal, Regulatory & Government Relations	Compliance	Human Capital, Professional Development & Organizational Culture

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	15

STEPHEN R. QUAZZO

Age: 63 Director Since: 2018 Independent: Yes	Committees: • Audit • Compensation Policy

Experience

Mr. Quazzo is the Chief Executive Officer, and has been the Managing Director and co-founder, of Pearlmark Real Estate, LLC, a real estate principal investment firm, since March 1996. From April 1991 to March 1996, Mr. Quazzo was President of Equity Institutional Investors, Inc., a private investment firm and a subsidiary of Equity Group Investments, Inc. He is currently a director of Phillips Edison & Company, Inc., a publicly traded REIT, and was a director of Starwood from 1995 to September 2016. Mr. Quazzo is a member and trustee of the Urban Land Institute, ULI Foundation, a member of the Pension Real Estate Association, and a licensed real estate broker in Illinois. He was a director of ILG from May 2016 through August 2018, prior to the Company’s acquisition of ILG.

Skills and Experience

Mr. Quazzo provides the Board with the benefit of his extensive experience in real estate, investment and development and strategy experience as Chief Executive Officer of Pearlmark Real Estate, as well as his senior leadership experience. He also has broad experience in corporate governance, having served as a board member of other publicly traded companies.

Corporate Leadership	Independence	Financial & Capital Markets	Accounting & Financial Reporting	Public Company Board Service & Governance	Risk Management
Strategic Planning	Vacation Ownership & Lodging Industry	Real Estate & Business Development		Business Development / Mergers & Acquisitions

RAYMOND L. GELLEIN, JR.

Age: 75 Director Since: 2011 Independent: Yes	Committees: • Audit • Compensation Policy

Experience

From November 2012 until his retirement in December 2015, Mr. Gellein served as Chairman of the Board, Chief Executive Officer and President of Strategic Hotels & Resorts, Inc., a publicly traded real estate investment trust (“REIT”) with a portfolio of luxury hotels. From August 2010 to November 2012, he served as Strategic Hotels & Resorts’ non-executive Chairman, and from August 2009 to December 2015, as a director. He served as President of the Global Development Group of Starwood from July 2006 through March 2008, and as Chairman and Chief Executive Officer of Starwood Vacation Ownership, Inc., a subsidiary of Starwood, from October 1999 to July 2006. Mr. Gellein is also a past Chairman of the American Resort Development Association, and previously served as Vice Chairman of Mind and Life Institute.

Skills and Experience

Based on his past roles with Strategic Hotels & Resorts and Starwood, Mr. Gellein brings to the Board vast leadership experience in the hospitality and lodging industries with particular expertise in the vacation ownership sector. As a result of these roles, Mr. Gellein also has experience as an executive officer and board member of publicly traded companies. As a past Chairman of the Board of Directors of the American Resort Development Association, he also has extensive knowledge of the legislative and regulatory issues related to the vacation ownership business.

Corporate Leadership	Independence	Financial & Capital Markets	Business Development / Mergers & Acquisitions	Public Company Board Service & Governance
Risk Management	Strategic Planning	Global Expertise	Vacation Ownership & Lodging Industry	Legal, Regulatory & Government Relations
Sales & Marketing/ Consumer Insights	Real Estate & Business Development	Human Capital, Professional Development & Organizational Culture		Accounting & Financial Reporting
Compliance

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	16

DIANNA F. MORGAN

Age: 71 Director Since: 2013 Independent: Yes	Committees: • Compensation Policy (Chair) • Nominating and Corporate Governance

Experience

Ms. Morgan retired in 2001 from a 30-year career with Walt Disney World Company, a subsidiary of The Walt Disney Company, a publicly traded entertainment company, where she served most recently as Senior Vice President of Public Affairs and Senior Vice President of Human Resources. During her tenure at Walt Disney World Company, she oversaw the Disney Institute, a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world. Ms. Morgan currently serves on the Board of Directors of Chesapeake Utilities Corporation, a publicly traded diversified energy corporation, and the Board of Trustees of Hersha Hospitality Trust, a publicly traded REIT. Within the last five years, she served on the Board of Directors of CNL Health Care Properties II, a publicly traded REIT.

Skills and Experience

As an accomplished senior manager at Walt Disney World Company in various areas, Ms. Morgan brings to the Board best practice expertise in human capital and the customer experience. Ms. Morgan’s previous experience overseeing the Disney Institute, which provides leading professional development programs, and serving as Senior Vice President of Human Resources for Walt Disney World Company have provided her with extensive knowledge of leadership development programs and organizational culture. In addition, Ms. Morgan’s experience as Senior Vice President of Public Affairs for Walt Disney World Company has provided her with a solid foundation in media relations and government relations. She also has extensive experience as a board member of publicly traded and private companies.

Corporate Leadership	Independence	Diversity	Public Company Board Service & Governance	Risk Management
Vacation Ownership & Lodging Industry	Legal, Regulatory & Government Relations	Sales & Marketing/ Consumer Insights	Business Development / Mergers & Acquisitions	Strategic Planning
Compliance	Real Estate & Business Development	Human Capital, Professional Development & Organizational Culture

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	17

JONICE GRAY TUCKER

Age: 47 Director Since: 2021 Independent: Yes	Committees: • Audit • Nominating & Corporate Governance

Experience

Ms. Gray Tucker is a Partner with Paul Hastings, practicing in the Financial Services - Investigations, Regulation, and Litigation Group. Throughout her professional career, Ms. Gray Tucker has specialized in work with banks, non-bank financial institutions, and other companies providing financial products and services. She works with some of the largest bank and non-bank financial institutions, emerging companies such as fintechs, and retailers whose business operations include consumer and commercial finance. Ms. Gray Tucker’s work is focused on representing corporate clients in high-stakes legal proceedings, including matters initiated by federal and state regulators, private civil litigation, and internal investigations. Ms. Gray Tucker’s work includes particularized focus on matters related to consumer protection and corporate compliance. Ms. Gray Tucker routinely provides strategic advice to senior corporate leaders, including Boards of Directors, as they navigate complex, and often unexpected, business and legal challenges. In view of the nature of her practice, this work often involves crisis management.

Skills and Experience

Ms. Gray Tucker has been deeply professionally engaged as a leader in her industry. She is the Immediate Past Chair of the American Bar Association’s Banking Law Committee, which had over 2,000 members during her three-year term. She now sits on the Leadership Council for the American Bar Association’s Business Law Section. She has delivered over 200 speeches and authored more than 20 articles in the past few years. Outside of her professional work, Ms. Gray Tucker has served as a Director and as a senior leader for numerous non-profit organizations. Her current affiliations include serving as the Vice President of the Board of Directors for The Legal Aid Society of the District of Columbia and on the Advisory Board for the Ron Brown Scholars Program. Prior to joining Paul Hastings, Ms. Gray Tucker was a Founding Partner and Governing Board Member of Buckley LLP. She holds a BA from the University of Virginia (Phi Beta Kappa) and a JD from Yale Law School. Ms. Gray Tucker brings to the Board a fresh and unique perspective in the areas of financial and capital markets, regulatory affairs, consumer protection, risk and crisis management, and technology. These attributes will be an asset to the Company as it continues to make investments designed to drive continued, sustainable future growth.

Corporate Leadership	Independence	Diversity	Risk Management	Strategic Planning
Compliance	Sales & Marketing/ Consumer Insights	Technology & Cybersecurity/ Digital & Social Media		Legal, Regulatory & Government Relations

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	18

SUMMARY OF DIRECTOR ATTRIBUTES AND SKILLS

Our Board members have a diversity of experience and bring a wide variety of skills, qualifications and viewpoints that strengthen the Board’s oversight role on behalf of our stockholders. The following highlights certain key characteristics of our directors. Additional information can be found in their biographies.

	Shaw	Andrews	Galbreath	Gellein	Geller	Martinez	McCarten	Morgan	Quazzo	Tucker
Corporate Leadership is important because directors with experience running public companies, private companies or other large organizations typically possess strong leadership qualities.	●	●	●	●	●	●	●	●	●	●
Independence satisfies the independence requirement of the NYSE and our Corporate Governance Guidelines.	●	●	●	●		●	●	●	●	●
Diversity adds perspective through diversity in, among other areas, gender, ethnic background and race.			●			●		●		●
Financial & Capital Markets experience helps Board members advise on our capital structure and financing and investing activities.	●	●		●	●		●		●
Accounting & Financial Reporting experience is important in overseeing our financial reporting and internal controls to assure transparency and accuracy.	●	●		●	●		●		●
Business Development / Mergers & Acquisitions experience supports our goal of selectively pursuing compelling new business opportunities.	●	●	●	●	●		●	●	●
Public Company Board Service & Governance experience supports our goals of accountability, transparency and protection of stockholder interests.	●	●	●	●		●	●	●	●
Risk Management experience supports oversight of our processes for assessing and managing risk.	●	●	●	●	●	●	●	●	●	●
Strategic Planning experience allows the Board to evaluate and challenge our strategic plans.	●	●	●	●	●	●	●	●	●	●
Global Expertise supports our goal of continuing growth globally.	●	●		●	●	●
Vacation Ownership & Lodging Industry experience is important in overseeing the development and implementation of our business strategy and operating plan.	●	●	●	●	●		●	●	●
Legal, Regulatory & Government Relations experience is relevant because we operate in a heavily regulated industry.	●	●		●	●	●	●	●		●
Compliance experience helps set the tone at the top to encourage our employees to act ethically and legally.		●		●	●	●	●	●		●
Sales & Marketing/Consumer Insights experience is important in understanding the consumer-driven aspects of our business in order to deliver outstanding products and services.				●	●			●		●
Real Estate & Business Development experience aids in understanding and reviewing our business and strategy.	●		●	●	●		●	●	●
Human Capital, Professional Development & Organizational Culture experience helps us attract, motivate and retain top candidates for positions throughout our global workforce.	●	●		●	●	●	●	●
Technology & Cybersecurity/Digital & Social Media experience is relevant as we look for ways to enhance the customer experience and internal operations and assess and address the risks associated with our cyber activities.	●	●			●					●
Total	14	14	9	15	14	10	13	13	10	9

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	19

	Shaw	Andrews	Galbreath	Gellein	Geller	Martinez	McCarten	Morgan	Quazzo	Tucker
Demographics
Race/Ethnicity
White	●	●	●	●	●		●	●	●
Hispanic or Latin American						●
Black or African American										●
Gender
Male	●	●		●	●	●	●		●
Female			●					●		●

Board Composition

9 of 10 Independent Directors	7.6 years Average Tenure of Directors	67.5 years Average Age of Directors	40% Gender/Racially Diverse Directors

Please refer to Item 1, “Business,” of our 2022 Annual Report for information regarding our executive officers.

2022 BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

Our Board met seven times in 2022. No incumbent member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which such director served. Directors are expected to attend annual meetings of stockholders, and each of our directors attended the 2022 Annual Meeting of Stockholders.

COMMITTEE CHARTERS

The charters of the Audit, Compensation Policy, and Nominating and Corporate Governance Committees, as well as our Corporate Governance Guidelines, are available via the Investor Relations section of our website (www.marriottvacationsworldwide.com) by clicking on “Corporate Governance.” Copies of the committee charters also may be obtained upon request from our Corporate Secretary. Other committees may also be established by our Board from time to time.

Mr. Hutchison’s term expired at the 2022 annual meeting and served on the Committees indicated below prior to the expiration of his term. The composition of our committees during 2022 is set forth in the chart below.

Audit Committee	Compensation Policy Committee	Nominating and Corporate Governance Committee
C.E. Andrews (Chair) Raymond L. Gellein, Jr. Thomas J. Hutchison,III* William W. McCarten Stephen R. Quazzo Jonice G. Tucker**	Dianna F. Morgan (Chair) Lizanne Galbreath Raymond L. Gellein, Jr. Thomas J. Hutchison, III* William W. McCarten** Stephen R. Quazzo	Melquiades R. Martinez (Chair) C.E. Andrews Lizanne Galbreath William W. McCarten* Dianna F. Morgan Jonice G. Tucker**

*	Served on the committee through the 2022 annual meeting.

**	Joined the committee effective with the 2022 annual meeting.

Committees of the Board of Directors

Audit Committee. The Board has determined that each of the members of the Audit Committee is independent as defined under our Corporate Governance Principles, the NYSE Listing Standards and applicable SEC rules for audit committee members. The internal and independent auditors have unrestricted access to the Audit Committee. The Audit Committee meets privately with each of the independent auditors, the internal auditors, and members of management. The Audit Committee met seven times in 2022. Each member of the Audit Committee is financially literate under applicable SEC and NYSE standards. In addition, Mr. Andrews and Mr. McCarten each possesses accounting or related financial management expertise within the meaning of the NYSE Listing

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	20

Standards and qualifies as an “audit committee financial expert” as defined under the applicable SEC rules. Our Corporate Governance Principles establish a limit on the number of audit committees of publicly traded companies on which members of the Company’s Audit Committee may serve, including our Audit Committee, at three.

The responsibilities of the Audit Committee include, among other things:

•	appointing, retaining, overseeing and determining the compensation of our independent auditor;

•	approving all terms and fees associated with any audit engagement of our independent auditor;

•	overseeing our accounting, reporting, financial and cybersecurity practices;

•	overseeing our internal control environment and compliance with legal and regulatory requirements;

•	overseeing our independent auditor’s qualifications and independence;

•	overseeing the performance of our internal audit function and the independent auditor; and

•	overseeing the Company’s ESG reporting and internal controls and disclosure procedures concerning ESG matters.

Compensation Policy Committee. The Board has determined that each of the members of the CPC is independent as defined under our Corporate Governance Principles and the NYSE Listing Standards for compensation committee members. The CPC met five times in 2022.

The responsibilities of the CPC include, among other things:

•	assisting the Board in discharging its responsibilities relating to executive compensation;

•	overseeing our overall compensation structure, policies and programs;

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer;

•	overseeing the evaluation and setting the compensation of our other executive officers;

•	maintaining management succession plans;

•	reviewing the compensation of non-employee directors and recommending any changes in compensation to the Board; and

•	reviewing ESG matters relating to the Company’s workforce and key aspects of the Company’s human resources strategies, policies and programs.

Nominating and Corporate Governance Committee. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined under our Corporate Governance Principles and the NYSE Listing Standards. The Nominating and Corporate Governance Committee met four times in 2022.

The responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•	identifying and evaluating director candidates;

•	recommending to the Board director candidates for election;

•	recommending to the Board implementation of corporate governance principles and annually reviewing and recommending changes to these principles as appropriate;

•	reviewing our conflict of interest and related party transactions policies and approving certain related party transactions as provided for in such policies;

•	performing a leadership role in shaping our corporate governance; and

•	reviewing and making recommendations to the Board regarding sustainability matters, including ESG matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the CPC is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party or as an interlocking relationship.

MEETINGS OF INDEPENDENT DIRECTORS

Our Corporate Governance Principles require the Board to have at least two regularly scheduled executive sessions a year for the non-management directors without management present and require the independent directors to meet in executive session at least annually. The Chairman, who is currently Mr. Shaw, presides at such executive sessions.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	21

CORPORATE GOVERNANCE

The Board is committed to good corporate governance, good business practices and transparency in financial reporting. The Nominating and Corporate Governance Committee annually reviews the Company’s Corporate Governance Principles, a copy of which is available via the Investor Relations section of our website (www.marriottvacationsworldwide.com) by clicking on “Corporate Governance” under the “Investor Relations” tab. A copy of the Company’s Corporate Governance Principles also may be obtained upon request from our Corporate Secretary.

SEPARATION OF BOARD CHAIRMAN AND CHIEF EXECUTIVE OFFICER

While the Board has no formal policy requiring the separation of the positions of Chairman of the Board and Chief Executive Officer, William J. Shaw, an independent director, currently serves as Chairman of the Board. Our Board regularly reviews our leadership structure and has determined that separating the roles of Chairman and Chief Executive Officer is the optimal leadership structure for the Company at this time, allowing our Chief Executive Officer to focus on his duties while benefiting from the Chairman’s significant experience at Marriott International and in the hospitality industry. The Board believes that having an independent Chairman improves the ability of the Board to exercise its oversight role over management and provides opportunities for discussion and evaluation of management decisions and the direction of the Company.

BOARD AND COMMITTEE EVALUATIONS

The Board and its committees annually evaluate their own performance. The evaluation process is overseen by the Nominating and Corporate Governance Committee, which recommends enhancements to Board and committee effectiveness as appropriate. The process includes distribution of questionnaires to each director, Board and committee discussions in executive session led by the Chairman or relevant committee chair, and opportunities for discussions between individual directors and the Chairman, committee chairs, and/or the Corporate Secretary.

Topics covered by the 2022 evaluation process included:

• Board and committee structure; overall evaluation • Effectiveness of meetings • Adequacy of materials • Quality of deliberations and communication with management	• Oversight of key strategic, operational and compliance risks • Frequency and breadth of executive sessions • Skills and qualifications of Board and Committee members

The results from the 2022 evaluation process were positive and confirmed our belief that our Board upholds a high level of Board effectiveness and governance.

INCLUSION AND DIVERSITY

At Marriott Vacations Worldwide, we are in the business of bringing people together. Like our customers, our associates come from diverse backgrounds, offering invaluably distinct perspectives. Throughout the year, we infused our associate communications and associate experience programming with touchpoints designed to educate, commemorate, and celebrate key events and milestones, and further build on our vibrant culture of inclusion. We have established an Executive Inclusion Council, which is comprised of senior leaders dedicated to enabling and championing inclusion and diversity initiatives throughout the organization. Our inclusion and diversity commitment statement is “MVW is committed to advancing and cultivating inclusion and diversity in all aspects of our business. We provide treasured vacation experiences to our customers around the world and foster an inclusive, diverse, and caring work environment for our associates. We support a life fulfilled for all individuals and embrace that we are better together.”

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	22

2022 Workforce Composition (as of 12/31/2022)

AGE	GENDER	RACE[1]

[1]	Based on voluntarily disclosed data from United States associates.

SELECTION OF DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee identifies and recruits candidates for election to the Board. The Nominating and Corporate Governance Committee evaluates the composition of the Board at least annually to assess the skills and experience that are currently represented on the Board as a whole, and in individual directors, as well as the skills and experience that the Board may find valuable in the future. The Nominating and Corporate Governance Committee selects and recommends to the Board director candidates based on the Nominating and Corporate Governance Committee’s evaluation of each candidate’s character, judgment, personal and professional ethics, personal and professional integrity, values, background experience, technical skills, affiliations, familiarity with national and international issues affecting our business and demonstrated exceptional ability and judgment. Although we do not have a formal policy regarding diversity, our Board views diversity as a priority and seeks diverse representation among its members and evaluates its effectiveness in accounting for diversity as part of its annual evaluation of the composition of the Board. Candidates are selected who not only bring a depth of experience but also provide skills and knowledge complementary to the Board and our business. Candidates must be committed to representing the long-term interests of our stockholders and fulfilling a director’s duties and responsibilities, which include attending Board meetings and our annual stockholders meeting, and preparing for Board meetings by advance review of any meeting materials. The Nominating and Corporate Governance Committee recommends to the

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	23

Board the Company’s candidates for election or reelection to the Board at each annual meeting of stockholders, as well as candidates to be elected by the Board as necessary to fill vacancies and newly created directorships. The Board proposes a slate of nominees to the stockholders for election to the Board. The Board also determines the number of directors on the Board.

The Nominating and Corporate Governance Committee identifies candidates for director on its own as well as by considering recommendations from other members of the Board, officers and employees of the Company, and other sources that the Nominating and Corporate Governance Committee deems appropriate. The Nominating and Corporate Governance Committee will also consider candidates for Board membership recommended by stockholders. Stockholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Marriott Vacations Worldwide Corporation, 9002 San Marco Court, Orlando, Florida, 32819, Attention: Corporate Secretary. Candidates recommended by stockholders are considered on the same basis as those from other sources.

The supporting information should include the information required by our Bylaws in connection with the nominations of persons for election to the Board. The Nominating and Corporate Governance Committee will evaluate all candidates, regardless of source, in light of the Board-approved criteria.

DIRECTOR INDEPENDENCE

The Company has determined that all of the current directors, other than John E. Geller, Jr., have no material relationship with the Company and are independent under the criteria set forth in the applicable rules of the SEC, the NYSE Listing Standards and the Company’s Corporate Governance Principles. Additionally, all of the members of the Audit Committee, Compensation Policy Committee, and Nominating and Corporate Governance Committee are independent under such standards, including any heightened standards applicable to committee members.

RISK OVERSIGHT

Our Board is responsible for overseeing our processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions. In performing its oversight responsibilities, our Board receives an annual enterprise risk assessment report from our Executive Vice President and Chief Financial Officer and our Senior Vice President, Internal Audit (who is our Chief Audit Executive) and discusses the most significant risks facing us. The Board believes that its risk oversight process would be effective under a variety of Board leadership structures, and therefore, it does not materially affect the Board’s choice of leadership structure.

Each of the Board’s committees addresses risks that fall within that committee’s area of responsibility.

Our Audit Committee is responsible for a number of risk oversight functions, including the periodic review of the audit plan of the internal audit department, the tax function, treasury operations, and insurance, as well as conducting oversight of legal and regulatory risks and cybersecurity. The Audit Committee receives regular reports from: the corporate controllership and our outside independent accounting firm on financial reporting matters; the internal audit department about significant findings; and the General Counsel regarding legal and regulatory risks, and as discussed below with respect to cybersecurity. The Audit Committee incorporates its risk assessment function into its reports to the Board.

Our CPC evaluates any incentives and risks arising from or related to our compensation programs and plans and assesses whether the incentives and risks are appropriate. As discussed in the Compensation Discussion and Analysis below, the CPC believes that our compensation programs do not present risks that are reasonably likely to have a material adverse effect on the Company. The CPC is also responsible for oversight of risks related to our workforce and key aspects of the Company’s human resources strategies, policies and programs with respect to organizational development activities, including, but not limited to, initiatives relating to diversity and inclusion and other social responsibility matters.

Our Nominating and Corporate Governance Committee plays a central role in oversight of ESG risk and the Company’s ESG functions, objectives, strategy, and performance, as further discussed below.

OVERSIGHT OF CYBERSECURITY

Our Audit Committee is responsible for oversight of cybersecurity risk. The Company’s Senior Vice President, Global Information Security, and its Executive Vice President and Chief Information Officer review cybersecurity and data security risks and mitigation strategies with the Audit Committee at least twice per year. The Company has a dedicated team that is responsible for managing enterprise-wide information security strategy, policy, standards, architecture and processes. This team follows a documented process to identify, quantify and mitigate security risks. Risks are reported to and reviewed by senior leadership, and more significant risks are reported to our executive officers and the Audit Committee. In addition, we require our associates to receive annual training

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	24

on our information security policies. This includes but is not limited to information classification and handling, data privacy, physical security, phishing, malware and ransomware, social engineering, identifying and reporting information security incidents, and secure credit card handling as well as additional topics based on job roles and responsibilities.

BOARD AND COMMITTEE OVERSIGHT OF ENVIRONMENTAL, SOCIAL AND GOVERNANCE

In 2021, we implemented a governance structure for our ESG program. Oversight of ESG matters happens at multiple levels within our ESG governance structure. Our Board has overall responsibility for managing ESG risks and opportunities, and is provided with updates on ESG matters at least quarterly. Each of the Board’s committees assist the board in fulfilling this responsibility by overseeing the ESG-related risks in areas over which they have responsibility.

Board of Directors
The Board has overall responsibility for overseeing ESG risks and opportunities, and is provided with updates on ESG matters at least quarterly. Our Board plays a critical role in understanding how ESG issues affect our business strategy and performance.

Board Committees

The Nominating and Corporate Governance Committee oversees the Company’s ESG priorities, objectives, strategy, and performance and makes recommendations to the Board and reviews ESG risks and opportunities with management.

The Compensation Policy Committee oversees initiatives relative to inclusion, diversity, and other social responsibility matters.

The Audit Committee oversees reporting, internal control, and disclosure procedures with respect to ESG matters.

ESG Steering Committee
The ESG Steering Committee has overall responsibility for managing climate-related risks and opportunities. The ESG Steering Committee is a cross-functional management committee of the Company comprised of C-Suite executives that is responsible for (a) setting general strategy relating to ESG matters, (b) developing, implementing, and monitoring initiatives and policies based on that strategy, (c) overseeing communications with employees, investors, and other stakeholders with respect to ESG matters, and (d) monitoring and assessing developments relating to, and improving our understanding of, ESG matters. The ESG Steering Committee established the ESG Task Force.

ESG Task Force
The ESG Task Force is responsible for the day-to-day progress of the Company’s ESG activities. The ESG Task Force is a cross-functional team of senior leaders that is responsible for specific ESG programs and is overseen by the ESG Steering Committee.
The task force consists of associates from these departments:
• Investor Relations	• Procurement
• Legal	• Financial Reporting
• Global Communications	• Capital Markets
• Human Resources	• Market Operations
• Internal Audit	• Global Information Security
• Architecture and Design	• Insurance and Risk Management

Our business conduct guide, supplier code of conduct, human rights policy and 2021 ESG Report are posted on our website. We encourage you to read more about how we are working to build a more inclusive and purpose-driven culture on our Investor Relations website at: www.marriotvacationsworldwide.com.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties wishing to communicate with our Board as a group or with any individual director (including the Chairman of the Board) may do so by sending an e-mail to business.ethics@mvwc.com or sending a letter to Marriott Vacations Worldwide Corporation, 9002 San Marco Court, Orlando, Florida, 32819, Attention: Chief Audit Executive. Such communications may be confidential and/or anonymous. All such concerns are forwarded to the appropriate directors for their review and are reviewed and addressed by us in the same way that we address other concerns.

OTHER DIRECTORSHIPS

Our Corporate Governance Principles limit the number of boards of publicly traded companies on which the Company’s directors may serve to two, including our Board, for directors who are executive officers of publicly traded companies, and four for other directors.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	25

CODE OF CONDUCT

Our Board has adopted a code of conduct, our Business Conduct Guide, that applies to all of our directors, officers and associates, including our President and Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. Our Business Conduct Guide is available in the Investor Relations section of our website (www.marriottvacationsworldwide.com) and is accessible by clicking on “Corporate Governance.” Any amendments to our Business Conduct Guide and any grant of a waiver from a provision of our Business Conduct Guide requiring disclosure under applicable SEC rules may be disclosed at the same location as the Business Conduct Guide in the Investor Relations section of our website or on a Current Report on Form 8-K.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	26

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed solely of independent directors meeting the requirements of applicable SEC and NYSE rules. Each member is financially literate for audit committee purposes under the NYSE rules, and two members of the Audit Committee also qualify as an “audit committee financial expert” within the meaning of SEC regulations. The key responsibilities of the Audit Committee are set forth in its charter, which was adopted by us and approved by the Board and is posted under “Corporate Governance” in the Investor Relations section of our website at www.marriottvacationsworldwide.com.

As more fully described in the Audit Committee charter, our Audit Committee assists the Board in its oversight of risks related to financial reporting, accounting, financial practices and cybersecurity. Our Audit Committee also oversees reporting and internal controls and disclosure procedures concerning the Company’s environmental, social and governance program. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, and maintaining an effective system of internal controls over financial reporting. Ernst & Young, our independent registered public accountant, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has selected Ernst & Young as our independent registered public accountant for 2023. Ernst & Young has served as our independent registered public accountant since 2011. The Audit Committee is responsible for the appointment, compensation and oversight of our independent registered public accountant. The Audit Committee regularly reviews Ernst & Young’s independence and performance in deciding whether to retain Ernst & Young or engage another firm as our independent registered public accountant. In the course of these reviews, the Audit Committee considers, among other things:

•	Ernst & Young’s historical and recent performance on our audit;

•	Ernst & Young’s capability and expertise in handling the breadth and complexity of our operations;

•	data on audit quality and performance, including recent PCAOB reports on Ernst & Young and its peer firms;

•	the appropriateness of Ernst & Young’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms;

•	Ernst & Young’s independence, including the possible effects of its provision of non-audit services and associated fees on its independence; and

•

Ernst & Young’s tenure as our independent registered public accountant, including the benefits of having an independent registered public accountant that is familiar with us, and the controls and processes that help ensure Ernst & Young’s independence.

In accordance with SEC rules and Ernst & Young policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management. The lead partner from Ernst & Young who was assigned to us in 2020 will complete her five years of service with us in 2024, and a new lead partner will be assigned to us beginning in 2025.

The Audit Committee engages in an annual evaluation of our independent registered public accounting firm’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. The Audit Committee also considers the advisability and potential impact of selecting a different independent public accounting firm.

The Audit Committee and the Board believe that the continued retention of Ernst & Young as our independent registered public accounting firm is in the best interest of our stockholders.

The Audit Committee regularly meets and holds separate discussions with management, our internal auditors, and Ernst & Young. Prior to their issuance, the Audit Committee reviews and discussed our quarterly and annual consolidated financial statements (including the presentation of non-GAAP financial information) and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, our internal auditors and Ernst & Young. During 2022, management, our internal auditors and Ernst & Young also made presentations to the Audit Committee on specific topics of interest, including: ESG matters, our information technology systems and controls;

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	27

changes in significant estimates; our critical accounting policies; new accounting guidance and the potential impact of new accounting pronouncements; integration and transformation initiatives; our strategy and the implementation of new systems; and cybersecurity.

The Audit Committee has met and held discussions with management and Ernst & Young regarding the fair and complete presentation of our results and the assessment of our internal control over financial reporting. Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by the applicable requirements of the PCAOB. The Audit Committee discussed with Ernst & Young their independence from the Company and our management, including the matters, if any, in the written disclosures delivered pursuant to the applicable requirements of the PCAOB. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to us and our affiliates is compatible with Ernst & Young’s independence.

The Audit Committee discussed with Ernst & Young the overall scope and plans for their audit, including the estimated audit fees and non-audit fees. The Audit Committee has also discussed with our Senior Vice President, Internal Audit, the overall scope of and plans for our internal audits. The Audit Committee met with Ernst & Young and with our internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of our internal controls and the overall quality and integrity of our financial reporting. Additionally, the Audit Committee has reviewed the performance, responsibilities, budget, and staffing of our internal audit department.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

C.E. Andrews, Chair

Raymond L. Gellein, Jr.

William W. McCarten

Stephen R. Quazzo

Jonice G. Tucker

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	28

PRE-APPROVAL OF INDEPENDENT AUDITOR FEES AND SERVICES POLICY

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent auditor on an annual basis and as needed. The Audit Committee has delegated authority to the Audit Committee Chair to pre-approve principal independent auditor services where we deem it necessary or advisable that such services commence prior to the next regularly scheduled meeting (provided that the Audit Committee Chair informs the Audit Committee of any such services and the estimated fees that were pre-approved at the next regularly scheduled meeting). During 2022, all such services were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE DISCLOSURE

The following table presents aggregate fees billed for professional services rendered by our independent registered public accounting firm, Ernst & Young, for the audit of our annual consolidated financial statements and statutory audits for fiscal 2022 and fiscal 2021 and aggregate fees billed in fiscal 2022 and fiscal 2021 for audit-related services, tax services and all other permissible non-audit services rendered by our independent registered public accounting firm. The Audit Committee approved all of the fees presented in the table below. The Audit Committee is also responsible for overseeing the fee negotiations associated with the retention of Ernst & Young for the audit of our financial statements and internal control over financial reporting.

	2022	2021

Audit fees	$8,187,227	$8,634,631

Audit-related fees	404,303	398,600

Tax fees	241,006	1,089,990

All other fees	3,000	1,320

Total	$8,835,536	$10,124,541

For purposes of the preceding table, the professional fees are classified as follows:

•

Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by the independent auditors in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements and other services that generally only the independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC, and audits of acquired properties or businesses or statutory audits for our subsidiaries or its affiliates.

•	Audit-related fees – These are fees for assurance and related services for agreed-upon procedures and attestation reports.

•

Tax fees – These are fees for all professional services performed by professional staff in Ernst & Young’s tax division, except those services related to the audit of our consolidated financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All other fees – These are fees for other permissible work performed that do not meet the above-described categories, including a subscription to an accounting research website.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	29

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our NEOs for whom compensation information is presented in the Summary Compensation Table below are:

Stephen P. Weisz, Chief Executive Officer*

John E. Geller, Jr., President*

Anthony E. Terry, Executive Vice President and Chief Financial Officer

Brian E. Miller, President, Vacation Ownership

Jeanette E. Marbert, President, Exchange and Third-Party Management

*

As previously announced, Mr. Weisz retired as the Company’s Chief Executive Officer at the end of the 2022 fiscal year and Mr. Geller assumed the role of President and Chief Executive Officer effective January 1, 2023.

Our executive compensation programs are designed to reward financial results and effective strategic leadership to build sustainable value for stockholders by correlating the timing and amount of actual pay with performance goals over various time horizons without excessive risk-taking.

During 2022, our seasoned management team was led by Stephen P. Weisz, our CEO, who had over 50 years of combined experience at Marriott Vacations Worldwide and Marriott International. As of December 31, 2022, our 11 executive officers had an average of over 25 years of total combined experience at Marriott Vacations Worldwide, our subsidiaries and Marriott International. We believe our management team’s extensive public company and vacation ownership industry experience has enabled us to achieve solid performance and will enable us to continue to respond quickly and effectively to changing market conditions and consumer trends.

Our executive compensation program includes the following key elements:

•	base salary, which provides our named executive officers a fixed level of compensation;

•	annual bonus, which encourages the achievement of current year objectives; and

•	stock based awards, which align the long-term interests of our named executive officers with the interests of our stockholders and encourage the achievement of longer-term objectives.

February 2022 Compensation Actions

The CPC made the following key compensation decisions for 2022, which are discussed in greater detail in the following pages:

Compensation Element	Compensation Decisions
Base Salary	Each of our named executive officers received a base salary increase for fiscal 2022 of approximately 3% except for Mr. Terry. In determining the amount of the adjustments, the CPC considered individual contributions to overall corporate results, company budget, salary level relative to market and prior compensation actions. In connection with Mr. Terry’s promotion in October 2021, he received a 38.26% base salary increase which reflected the Committee’s desire to bring Mr. Terry’s compensation more in line with the market median. Because Mr. Terry’s compensation was significantly below market median, the CPC plans to bring his compensation more in line with market median for his position over time.
Annual Bonus	For 2022, our financial objectives, which account for 90% of the amounts payable under our management bonus plan (the “Bonus Plan”), consisted of Adjusted EBITDA and Total Revenue (which are defined below). The remaining 10% of amounts payable under the Bonus Plan was based on associate engagement.
Equity Compensation	Our equity awards for 2022 were a combination of performance based stock units (“Performance Units”), stock appreciation rights (“SARs”) and restricted stock units (“RSUs”), with 50% consisting of Performance Units, 30% consisting of SARs and 20% consisting of RSUs, based on grant date value. The amount of each named executive officer’s award was determined by considering market data and internal factors.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	30

PHILOSOPHY

The CPC has approved, and periodically reviews, compensation principles that form the basis of our compensation philosophy and reflect our belief that strong and consistent leadership is the key to long-term success in our industry. Accordingly, our program is designed around the following three principles:

•

Drive Stockholder Value: Executive officers should be paid in a manner that is primarily focused on driving stockholder value. Therefore, equity compensation is and has been a significant component of total pay opportunity for the named executive officers.

•

Motivate and Balance Short-term and Long-term Performance: Compensation should be designed to motivate executive officers to perform their duties in ways that would help achieve current year as well as longer-term objectives. This has been achieved by offering a mix of short-term cash-based and long-term equity-based incentives.

•

Retain Talent: The compensation program must be competitive in order to attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice. We work to achieve this, in part, through our review of the market data and internal pay equity considerations described below in making compensation decisions. The CPC seeks to establish compensation generally consistent with the median in total direct compensation, while also considering performance and scope of job.

COMPENSATION PROGRAM PRINCIPLES AND GOVERNANCE

Pay for Performance is Key Compensation Program Principle

A large portion of the total pay opportunity for our named executive officers is performance based or tied to stock performance. This means that it is contingent upon achieving specific results that are essential to the Company’s short- and long-term success and growth in stockholder value. As described in more detail in the following pages, the performance-based components of the 2022 compensation program include annual and long-term incentives that are comprised of Performance Units, SARs and RSUs, which represents a return to our historical equity mix after the temporary 2021 mix of 50% SARs and 50% RSUs. The CPC has not established a specific formula for the allocation of performance-based compensation components and instead retains the discretion to modify the allocation from year to year. The chart below reflects the percentage of each named executive officer’s total target compensation that was performance-based in 2022:

2022 Target Pay Matrix — CEO	2022 Target Pay Matrix — Other NEOs (Average)

Additional Principles and Corporate Governance Policies

Our executive compensation programs contain features that are intended to embody our compensation principles and promote strong executive compensation corporate governance.

•

We have a clawback policy applicable to incentive compensation paid to our executive officers and directors, which is in addition to the clawback provision that applies to equity awards under the Marriott Vacations Worldwide 2020 Equity Incentive Plan (the “2020 Equity Plan”) and the Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan (the “Prior Equity Plan” and, together with the 2020 Equity Plan, the “Equity Plans”). Upon final release of the NYSE rules under Dodd Frank, the clawback policy will be updated as necessary to comply with any additional requirements.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	31

•	We do not provide for a gross-up of excise taxes on any “parachute payments” that could become payable in connection with a change in control.

•	Executive officers are provided only limited perquisites and are not provided with tax gross-ups with respect to such perquisites.

•	The Equity Plans do not include an “evergreen” provision.

•

We cannot, without stockholder approval, “reprice” stock options or SARs by reducing the exercise or base price of such stock option or SAR, exchanging such stock option or SAR for a new award with a lower exercise or base price, or exchanging such stock option or SAR for cash (other than in connection with specified corporate transactions).

•	We do not provide “single trigger” change in control benefits, except with respect to equity awards which are not retained or replaced with substitute awards following a change in control.

•

We have stock ownership guidelines that require our Chief Executive Officer to own shares of our common stock (as determined under the guidelines) with a market value equal to five times base salary and other executive officers to own shares of our common stock with a market value equal to two to three times annual base salary. All but two of our executive officers have achieved the holding requirements specified in the guidelines as of the end of 2022. The executive officers who have not achieved the holding requirements specified in the guidelines were appointed on November 20, 2020 and October 16, 2021, and each has five calendar years, or by year-end 2025 and 2026, respectively, to achieve the required target ownership.

•

Equity grants are made on a consistent schedule and are not made in anticipation of significant developments that may impact the price of our common shares. Annual grants are typically made during the first quarter, after the release of our earnings for the prior year and guidance for the current year, which is intended to ensure that we do not make equity grants when we have material, non-public information.

•	Our associates, officers and directors may not at any time engage in any form of derivative transactions (such as “short” sales or “option puts or calls”) in our securities.

•	Our associates, officers and directors are prohibited from including our securities in a margin account or pledging such securities as collateral for a loan.

•

We, as a practice, do not have employment agreements with any of our named executive officers or other executive officers. However, with the acquisition of ILG, we assumed an employment agreement for Jeanette E. Marbert, President, Exchange and Third-Party Management.

•	None of our named executive officers are entitled to guaranteed annual bonuses.

COMPENSATION PROCESS

Market Data

To assist in determining the levels of compensation for our named executive officers in 2022, Exequity LLP (“Exequity”), the CPC’s compensation consultant, recommended an appropriate peer group for approval by the CPC and management. Considerations for developing the peer group included company size as measured by revenues (generally one-half to two times the Company’s revenues) and market capitalization (companies with very low or very high market capitalization relative to the Company were excluded), industry and business model similarities, and trading on a major exchange.

The companies in the peer group used as the basis for 2022 compensation decisions, which are the same companies used as the basis for the CPC’s 2021 and 2020 compensation decisions, consisted of the following:

Peer Group Companies

Bloomin’ Brands, Inc.

Boyd Gaming Corporation

Brookdale Senior Living Inc.

Choice Hotels International, Inc.

Darden Restaurants, Inc.

Hilton Grand Vacations Inc.

Host Hotels & Resorts, Inc.

Hyatt Hotels Corporation

Norwegian Cruise Line Holdings Ltd. Park Hotels & Resorts Inc. Penn National Gaming, Inc. Toll Brothers, Inc. Travel+Leisure Co. Vail Resorts, Inc. Wyndham Hotels & Resorts, Inc. Wynn Resorts, Limited

In addition, in part due to the fact that there are very few public company direct competitors, the CPC determined that it was appropriate to consider the compensation practices of a general industry peer group as an additional reference point for its 2022 executive pay decisions. Accordingly, the CPC considers the compensation practices of a general industry peer group consisting of forty companies in the consumer products industry that participated in Equilar’s Top 25 database (i.e., 20 consumer products companies with revenues greater than and 20 consumer products companies with revenues less than the Company’s revenues).

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	32

The companies that met these objective criteria with revenues greater and less than the Company’s revenues consisted of the following:

Revenues Greater than the Company’s Revenues	Revenues Less than the Company’s Revenues

American Eagle Outfitters, Inc.

Big Lots, Inc.

Brunswick Corporation

Church & Dwight Co., Inc.

Electronic Arts Inc.

Garmin Ltd.

Leggett & Platt, Incorporated

Levi Strauss & Co.

Lululemon Athletica Inc.

Meritage Homes Corporation

MGM Resorts International

Penn National Gaming, Inc.

Petco Health and Wellness Company, Inc.

PetSmart LLC

Ralph Lauren Corporation

Restaurant Brands International Inc.

Signet Jewelers Limited

Tapestry, Inc.

Taylor Morrison Home Corporation

UnderArmour, Inc.

Abercrombie & Fitch Co.

Bloomin’ Brands, Inc.

Callaway Golf Company

Carter’s, Inc.

Columbia Sportswear Company

Designer Brands Inc.

Domino’s Pizza, Inc.

DoorDash, Inc.

H&R Block, Inc.

Helen of Troy Limited

Hyatt Hotels Corporation

Kontoor Brands, Inc.

PriceSmart, Inc.

Snap Inc.

TEGNA Inc.

Texas Roadhouse, Inc.

The Cheesecake Factory Incorporated

The New York Times Company

Travel + Leisure Co.

Zillow Group, Inc.

Tally Sheets

On an annual basis, the CPC reviews “tally sheets” prepared by management for each of the named executive officers. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity compensation awards, and amounts payable upon termination of employment under various circumstances, including following a change in control. The CPC did not recommend specific changes to the executive compensation program for 2022 in response to a review of tally sheets in 2022, although it used the tally sheet information as one data point when considering executive compensation matters.

Role of the Compensation Policy Committee

Our CPC is responsible for reviewing and approving the Company’s executive compensation policies and plan designs, including compensation of our named executive officers. The CPC considers various factors in determining compensation levels for named executive officers, including the officer’s responsibilities and performance, the effectiveness of our programs in supporting the Company’s short- and long-term strategic objectives, and overall financial performance. Additionally, our CPC Chair, Dianna F. Morgan, with input from our Chairman, William J. Shaw, makes recommendations to the CPC with respect to the compensation of our CEO.

To this end, our CPC conducts an annual review of executive officer pay levels, reviews market data provided by the independent consultant, and approves changes to program designs, based on an assessment of competitive market practice and emerging trends. Additionally, the CPC evaluates the risks associated with the Company’s executive compensation programs.

Our CPC approved the total compensation packages for each of the named executive officers, including base salary, annual bonus targets, actual bonuses earned, and equity awards.

Role of the Compensation Consultant

In 2022, the CPC engaged Exequity to provide executive compensation consulting services. Exequity’s services to the CPC have included updates on best practices and market trends in executive and director compensation, recommendations regarding executive and director compensation, and an independent review of compensation proposals by the Company’s senior management. Exequity attended meetings of the CPC at the Committee’s request and was available to provide guidance as questions and issues arose. During 2022, Exequity did not perform any services for the Company other than in connection with providing advice and recommendations on executive and director compensation. The CPC determined that Exequity is independent after consideration of the factors set forth in the NYSE Listed Company Manual.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	33

Role of Management

At the request of the CPC, the CEO presents individual pay recommendations for each of the named executive officers, other than himself. In forming his recommendations, he is advised by human resources management, including our Chief Human Resources Officer and our Senior Vice President, Global Rewards & HRIS, and the independent compensation consultant with regard to assessment of individual contributions, achievement of performance objectives and other qualitative factors. The CPC considers these recommendations in approving the pay levels of each named executive officer. The CEO does not make recommendations concerning his own compensation.

The CEO and members of human resources management regularly attend CPC meetings. Human resources management typically presents recommendations for changes to program designs and individual pay levels for executive officers, taking into consideration individual performance of each incumbent, appropriate benchmarking information and issues that may arise from an accounting, legal or tax perspective. After review of the 2022 Market Data, and the above considerations, it was determined that total target direct compensation for Mr. Terry was below market median; all other named executive officers were at median.

ANALYSIS OF EACH COMPENSATION ELEMENT

Base Salary

In February 2022, the CPC approved the following base salaries for the named executive officers:

Name	2022 Base Salary	2021 Base Salary	Percent Change
Mr. Weisz	$1,030,000	$1,000,000	3.00%
Mr. Geller	$695,500	$675,000	3.04%
Mr. Terry[1]	$475,000	$475,000	0.00%
Mr. Miller	$793,000	$770,000	2.99%
Ms. Marbert	$541,000	$525,000	3.05%

[1]

Mr. Terry was promoted to Executive Vice President and Chief Financial Officer effective October 16, 2021 and received a base salary increase of 38.26%, which approximated the 25th percentile of the peer group. He did not receive an additional base salary increase in 2022.

In determining whether to make adjustments to base salaries, the CPC considered market data, as well as internal factors, experience, time in position and internal pay equity, and subjective factors such as individual performance and future potential. No specific weightings were assigned to the factors considered. The CPC expects to review base salaries for the named executive officers annually to determine whether base salary levels are commensurate with the officers’ responsibilities and the competitive market.

Bonuses and Incentives

Annual Bonuses

For 2022, the named executive officers were eligible to participate in the Bonus Plan, which was intended to reward executives for achievement of pre-established financial and associate engagement objectives tied to 2022 performance. The potential and actual awards under the Bonus Plan are reported in the Grants of Plan-Based Awards for Fiscal Year 2022 table and Summary Compensation Table, respectively.

The CPC approved the following target awards as a percentage of base salary for the named executive officers:

Name	2022 Target	2021 Target	Percent Change
Mr. Weisz	150%	150%	0%
Mr. Geller	125%	100%	25%
Mr. Terry	100%	100%	0%
Mr. Miller	100%	90%	11%
Ms. Marbert	100%	90%	11%

In determining the target award percentage for each named executive officer, as well as in determining the differences in the target award percentages among the named executive officers, the CPC considered market data and internal factors, including pay equity with other officers, differences in responsibilities, and future potential. The target bonus for Ms. Marbert and Mr. Miller was increased to 100% which is the level commensurate with market data regarding the position of divisional president. Mr. Geller’s incentive

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	34

opportunity was increased by 25% to better align to market data for Presidents. Threshold performance was required in order to pay 25% of such named executive officer’s target award and the maximum award for each named executive officer was 200% of such named executive officer’s target award.

There were two financial objectives tied to the Bonus Plan for 2022: Adjusted EBITDA and Total Revenue. These financial objectives were tied to 90% of the executive officer’s total bonus opportunity, and were weighted at 70% and 20%, respectively. These financial performance measures were selected because they are important indicators of the Company’s profitability and sustainability. Mr. Weisz and Mr. Geller developed the specific performance level percentages for these objectives, which were reviewed and approved by the CPC.

For all named executive officers, Adjusted EBITDA was the most heavily weighted performance criteria because it is reflective of the Company’s operating performance for 2022. “Adjusted EBITDA” means EBITDA for 2022 (as reported in the 2022 Annual Report), excluding the impact of non-cash share-based compensation expense and certain other adjustments (e.g., impairments, transaction costs, gains and losses on the disposal of assets, gains and losses on foreign currency exchange related activity, litigation charges and activity not associated with the Company’s on-going core operations). Adjusted EBITDA includes the impact of interest expense associated with the Company’s debt from the securitization of vacation ownership notes receivable. Adjusted EBITDA is a financial measure that is not prescribed by GAAP. Please refer to Appendix B for the reconciliation of Adjusted EBITDA to net income attributable to common shareholders, which is the most directly comparable GAAP financial measure, as well as our reasons for presenting this measure. The Adjusted EBITDA target was set at $890.0 million, a level we believed to be achievable but not certain to be met.

Adjusted EBITDA Achievement Target	Payout as a Percent of Target

Less than $828.0 million	0%

$828.0 million	25%

$890.0 million	100%

$952.0 million or more	200%

For purposes of the Bonus Plan, “Total Revenue” means total revenue for 2022, excluding cost reimbursement revenues (as reported in the 2022 Annual Report). The Total Revenue target was set at $3,314.0 million, a level we believed to be achievable but not certain to be met. For 2022, the named executive officers were eligible to receive the portion of the bonus attributable to Total Revenue based on the following achievement levels:

Total Revenue Achievement Target	Payout as a Percent of Target

Less than $3,182.0 million	0%

$3,182.0 million	25%

$3,314.0 million	100%

$3,447.0 million or more	200%

For each of the financial measures, achievement falling between two of the stated performance achievement levels resulted in the payment for that portion of the bonus being interpolated between the corresponding bonus levels, except that there is no interpolation between 0% and 25%. Accordingly, there is no payout if achievement is below the threshold level of achievement of 25%.

In addition to the financial performance measures, the Bonus Plan for the named executive officers included performance measures based on associate engagement, weighted 10% of the total bonus opportunity. This performance measure was approved by the CPC and subsequently evaluated objectively, and, like Adjusted EBITDA and Total Revenue targets, is intended to establish high standards, consistent with our quality goals, which we believed were achievable but not certain to be met. “Associate Engagement” is represented by the assessment of our associate engagement for the entire company. We believe that this performance measure is an important contributor to achieving success within our industry. Payout under this performance measure can be zero or at threshold, target or maximum award levels or, in most cases, interpolated between award levels. However, there is no interpolation between zero and threshold.

Adjusted EBITDA was adjusted by the CPC for short-term incentive purposes (i.e., annual management bonus purposes). The CPC reviewed certain items that impacted Adjusted EBITDA in 2022, as defined previously, that were not considered when setting the performance targets. For purposes of the 2022 annual bonus, the CPC modified the achievement level of the Adjusted EBITDA goal favorably for forecasted profit related to its VRI Americas business (Vacation Resorts International and Trading Places International businesses) and a hotel in Puerto Vallarta, Mexico, both of which were sold in 2022 and more fully discussed in the 2022 Annual Report (the “disposed businesses”), and the estimated impacts of hurricanes. These adjustments increased the achievement level of the Adjusted EBITDA goal by approximately $13 million. This addition was more than offset by an adjustment to remove the impact of aligning the Company’s business practices and contract terms for the sale of its Marriott-branded vacation ownership interests, which resulted in the acceleration of revenue recognition and the alignment of the Company’s reserve methodology across its

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	35

Marriott, Westin, and Sheraton brands, which together resulted in a $51 million favorable impact in 2022 on Adjusted EBITDA (the “Alignment”). As it relates to the estimated impacts of hurricanes, if the Company subsequently receives business interruption proceeds, the Company will adjust the achievement level of its 2023 Adjusted EBITDA goal to remove the impact of this benefit.

(in millions)
Adjusted EBITDA	$966

Alignment	(51)
Estimated impact of hurricanes	8

Projected profit from disposed businesses	5
Bonus adjustments	(38)

Adjusted EBITDA, reflecting bonus adjustments	$928

For the 2022 short-term incentive payout, Adjusted EBITDA, reflecting bonus adjustments, was $928.1 million, Total Revenue was $3,421.2 million, and the associate engagement score achieved target, resulting in a payout of 159.01% of the target bonus for the period, which resulted in the following payments for our named executive officers:

Name	2022 Bonus Payout

Mr. Weisz	$2,456,661

Mr. Geller	1,382,369

Mr. Terry	755,284

Mr. Miller	1,260,927

Ms. Marbert	860,229

Stock Awards

Stock Awards Granted in 2022

Equity compensation awards are typically granted to the named executive officers under the 2020 Equity Plan on an annual basis. With multi-year and, in some cases, performance-based vesting conditions, and the opportunity for long-term capital appreciation, the annual stock awards help us achieve our objectives of attracting and retaining key executive talent, linking named executive officer pay to long-term Company performance and aligning the interests of named executive officers with those of stockholders.

The CPC approved the following annual equity awards for 2022 for our named executive officers:

Name	2022 Award Value	2021 Award Value	Percent Change

Mr. Weisz	$6,300,000	$5,500,000	15%

Mr. Geller	2,000,000	2,000,000	0%

Mr. Terry	1,000,000	485,000	106%

Mr. Miller	1,200,000	1,100,000	9%

Ms. Marbert	1,000,000	1,000,000	0%

The amount of each named executive officer’s award, as well as the differences in the award amounts among the named executive officers, were determined by considering market data (as described above) and internal factors, including pay equity with other officers, differences in responsibilities, job performance, and future potential. The CPC’s consideration of the external market pay practices of various companies discussed above under “Market Data” resulted in the determination to increase the value of the awards for Mr. Weisz, Mr. Miller and Mr. Terry. Mr. Terry was promoted to the role of Executive Vice President and Chief Financial Officer effective October 16, 2021 and the 2022 Stock Award is commensurate with market data for his new position. The awards are reflected in the Summary Compensation Table for 2022 and the Grants of Plan-Based Awards for Fiscal Year 2022. The value of the awards was allocated among Performance Units, SARs and RSUs as follows:

Type of Award	Percentage of 2022 Award	Percentage of 2021 Award

Performance Units	50%	0%

SARs	30%	50%

RSUs	20%	50%

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	36

The allocations were set so as to advance the executives’ alignment with stockholders by increasing their equity ownership, while tying a portion of the awards to future stock price performance. The RSUs are time-based stock awards that focus on retention of the executives and SARs are granted to further align the executives’ and stockholders’ interests by requiring an increase in stock price in order for the executives to recognize value from the awards.

The Performance Units granted in 2022 represent the right to receive shares of our common stock at the end of the performance period beginning January 1, 2022 and ending December 31, 2024, in an amount determined based on the Company’s cumulative achievement over the performance period with respect to two performance objectives: Adjusted EBITDA and Adjusted return on invested capital (“ROIC”), each weighted equally. “Adjusted ROIC” means net income (as reported in the Company’s Annual Reports on Form 10-K) over the performance period, excluding the impact of non-consumer financing interest expense, provision for income taxes, non-cash share based compensation expense, impairments, transaction costs, gains and losses on the disposal of assets, litigation charges, and activity not associated with the Company’s on-going core operations as a percentage of Net Total Invested Capital. “Net Total Invested Capital” means the average of the beginning of the performance period and the end of the performance period total assets less current liabilities (excluding non-securitized debt) and securitized debt, provided that any cash in excess of $150 million will be disregarded for purposes of determining total assets.

The Adjusted EBITDA and Adjusted ROIC targets were set at levels we believed to be achievable but not certain to be met.

We used Adjusted EBITDA as a performance objective for the Bonus Plan and the Performance Units because the CPC believes that utilizing the same metric for both the short- and long-term compensation programs ensures that short-term management decisions are not influenced by short-term gain at the expense of long-term performance. By using the same metric, the CPC is promoting sustained performance of the Company in this area over both the shorter- and longer-term.

The number of Performance Units actually earned will be determined following the end of the performance period and will be equal to 50% of the granted number of Performance Units multiplied by a percentage corresponding to the achievement level of the Adjusted EBITDA performance objective plus 50% of the granted number of Performance Units multiplied by a percentage corresponding to the achievement level of the Adjusted ROIC performance objective. The number of shares that will be received can range from zero to two times the number of Performance Units granted and will be based on the following achievement levels, which were approved by the CPC in February 2022.

Adjusted EBITDA Achievement Target	Adjusted ROIC Achievement Target	Payout as a Percent of Target

$ 2,356 million	11.4%	0%

$ 2,503 million	12.2%	50%

$ 2,945 million	14.3%	100%

$ 3,387 million	16.4%	200%

If performance falls between levels, the vesting percentage will be determined by the CPC based on straight-line interpolation; provided, however, that no payout will be made with respect to the Adjusted EBITDA performance objective for achievement of $2,356 million or less and no payout will be made with respect to the Adjusted ROIC performance objective for achievement of 11.4% or less.

Performance Units will not vest if the named executive officer does not continue to be an active employee of the Company during the entire period from the grant date through the performance period (unless the named executive officer retires as an approved retiree or dies or is disabled during such period) or engages in competition or acts that are or potentially are injurious to our Company’s operations, financial condition or business reputation during that period; the named executive officers are also prohibited from soliciting any of our employees to leave our employment during the period from the grant date until the first anniversary of the termination of the officer’s employment for any reason. If a named executive officer retires as an approved retiree during the performance period, a pro rata portion of the Performance Units will continue to vest on the same terms. If a named executive officer dies or is disabled during the performance period, a pro-rata portion of the Performance Units will vest assuming achievement at the target level of performance.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	37

Performance Units Vested in 2022

With respect to the performance units granted in 2020 for the January 1, 2020 through December 31, 2022 performance period, each of the named executive officers vested in zero shares based upon the achievement of the performance metrics over the applicable performance period. These performance units represented the right to receive shares of our common stock at the end of the performance period in an amount determined based on the Company’s achievement over the performance period with respect to two performance objectives: cumulative Adjusted EBITDA and Adjusted ROIC, each weighted equally. The targets were set at levels we believed to be achievable but not certain to be met.

For purposes of measuring the Company’s cumulative Adjusted EBITDA achievement, the CPC adjusted the achievement level unfavorably by removing $92 million of profit related to businesses acquired in 2021 as part of our acquisition of Welk Hospitality Group Inc. (“Welk”) and removing a $51 million benefit from the impact of the Alignment, partially offset by the estimated impacts of the hurricanes of $8 million.

	Fiscal Years
(in millions)	2022	2021	2020

Adjusted EBITDA	$966	$657	$235

Adjustments:

Welk profit	(50)	(42)	—

Alignment	(51)	—	—

Estimated impacts of hurricanes	8	—	—

	(93)	(42)	—

Adjusted EBITDA, after the adjustments above	$873	$615	$235

Cumulative EBITDA achievement	$1,723

Performance across the performance period was below threshold achievement for both cumulative Adjusted EBITDA and Adjusted ROIC as shown in the table below. As a result of such performance, named executive officers did not vest in any Performance Units for the 2020-2022 performance period.

Criteria	Target	Achievement	Payout as a Percent of Target

Cumulative Adjusted EBITDA	$2,795 million	$1,723 million	0.0%

Adjusted ROIC	13.8%	7.7%	0.0%

Payout as Percent of Target[1]			0.0%

[1]

The total number of shares earned is equal to: (Target Number of RSUs) multiplied by 50% multiplied by (percent of Target earned with respect to the cumulative Adjusted EBITDA criteria) plus (Target Number of RSUs) multiplied by 50% multiplied by (percent of Target earned with respect to the Adjusted ROIC objective). No shares were earned because performance was below threshold for both performance goals.

Other Compensation

Perquisites

In 2022, we offered minimal perquisites consisting of a limited number of compensatory room nights, an executive physical benefit and a status upgrade in the Marriott Bonvoy program. The value of these benefits was included in the executives’ wages for tax purposes, and we did not provide tax gross-ups to the executives with respect to these benefits. The Company owns a fractional interest in a corporate jet to support the conduct of its business. Executives are only permitted to utilize the jet for personal purposes if approved by the Company’s CEO and the executive pays the hourly costs of such flight.

Other Benefits

Named executive officers can participate in the same plans and programs offered to all our eligible employees. Some of these benefits were paid for by the executives, such as elective deferrals under the Marriott Vacations Worldwide Corporation 401(k) Retirement Savings Plan (the “401(k) Plan”) or the Marriott Vacations Worldwide Corporation Deferred Compensation Plan (the “MVW Deferred Compensation Plan”), vision coverage, long-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefits were paid for or subsidized by us, such as any company match under the 401(k) Plan, any employer credits under the MVW Deferred Compensation Plan, certain group medical and dental benefits, short-term disability, business travel accident insurance and tuition reimbursement.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	38

Long-Term Disability Plan

Our named executive officers and approximately 450 other associates are eligible to participate in the Marriott Vacations Worldwide Corporation Executive Long-Term Disability Plan (the “LTD Plan”). The purpose of the LTD Plan is to improve the ability of the Company to attract and retain executive and senior level associates by providing such associates with enhanced long-term disability insurance. The LTD Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974, as amended.

The LTD Plan consists of two parts: (1) a group long-term disability policy (the “Group Policy”) that pays, after a 180-day elimination period, 60 percent of eligible compensation, which initially consists of base pay, bonus and incentive compensation (“Eligible Compensation”), capped at $10,000 per month, to a specific age, which initially is age 65 (the “Limiting Age”), the entire cost of which is paid by the Company; and (2) an individual disability insurance policy (the “Individual Policy”) that pays 75 percent of Eligible Compensation up to $10,000 per month, to the Limiting Age. We pay 100% of the premium cost required for the Individual Policy for our named executive officers and pay for the first $1,000 of coverage under the Individual Policy for other participants. The right to receive any payment under the Group Policy will cease upon termination of employment. The Individual Policy is portable; the participant may continue coverage by paying the full premiums after termination of employment. The total maximum benefit amount for the combination of the two parts of the LTD Plan is $20,000 per month or $240,000 per year.

Life Insurance

We pay for life insurance with a payout to designated beneficiaries on death for Mr. Weisz in the amount of two times his base salary (up to a maximum of $1.5 million), and for each other named executive officer in the amount of such officer’s base salary (up to a maximum of $750,000). Mr. Geller’s life insurance payout was increased to two times his base salary (up to a maximum of $1.5 million) effective January 1, 2023 with his assumption of the CEO role.

401(k) Plan

Our named executive officers are eligible to participate in our 401(k) Plan on substantially the same basis as our other associates. Participants in the 401(k) Plan may contribute a portion of their compensation to the plan each year. Our highly compensated employees, including the named executive officers, may be subject to limits on the amounts of their contributions to the plan that are not applicable to non-highly compensated employees to the extent required by applicable tax law. We determine on an annual basis whether to make matching employer contributions, which will not exceed six percent of the participant’s eligible compensation, or such other limits that are imposed by applicable tax law. Any employer contributions that we made to the 401(k) Plan accounts of the named executive officers for 2022 are shown in the “All Other Compensation” column of the Summary Compensation Table below.

Deferred Compensation

Our named executive officers and approximately 1,650 other associates are eligible to participate in the MVW Deferred Compensation Plan. In addition, some of our named executive officers have balances under the Marriott International, Inc. Executive Deferred Compensation Plan (“Marriott Deferred Compensation Plan”), in which many of them were able to participate prior to the Spin-Off.

We provide the MVW Deferred Compensation Plan because the CPC wishes to permit certain of our employees to defer the obligation to pay taxes on compensation and bonuses that they are entitled to receive. The MVW Deferred Compensation Plan permits them to do this, while also receiving a fixed rate of return (determined annually prior to start of plan year) or a rate of return based on various market-based investment alternatives on deferred amounts. We believe that providing this benefit is important as a retention and recruitment tool as many of the companies with which we compete for executive talent provide a similar plan for their senior employees.

Under the terms of the MVW Deferred Compensation Plan, each participant may elect to defer receipt of up to 80 percent of his or her base salary, bonuses, non-equity incentive plan compensation and/or commissions until such future date as he or she elects in accordance with the terms of the MVW Deferred Compensation Plan. The Company may credit participants’ accounts with additional amounts, referred to as employer credits, in an amount equal to any matching contributions that the participant did not receive for a year under the 401(k) Plan, or any successor plan thereto, due to the participant’s election to defer amounts under the MVW Deferred Compensation Plan. In addition, the Company may, in its sole discretion, credit participants’ accounts with additional employer credits which will vest at a rate of 25 percent per year on the first four anniversaries of the date the discretionary employer credit was allocated to the participant’s account (unless otherwise determined), provided that the participant remains in continued service with the Company. On a participant’s separation from service, unvested discretionary employer credits are generally forfeited. Upon a change in control of the Company, a participant’s death, or a participant’s retirement after reaching age 55 and completing ten continuous years of service, all employer credits will immediately vest in full.

A participant in the MVW Deferred Compensation Plan may elect to receive his or her deferred amounts and vested employer credits in a lump sum or in installments over five, ten, fifteen or twenty years at either a separation from service or upon any of the first five anniversaries of a separation from service. Alternatively, a participant may elect to receive his or her deferred amounts and vested employer credits in a lump sum in January of a specified year, so long as employer credits are deferred for at least four years and all other amounts are deferred for at least three years. The Company has adopted a special grantor trust to provide protection, up to the amounts set aside in trust, against the risk of shifting corporate priorities, the Company’s inability to pay benefits, and/or in the event of a change in control. The trust does not protect against the risk of corporate insolvency. To enable the Company to meet its

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	39

financial commitment under the plan, the Company, by way of the established trust, has acquired a Corporate Owned Life Insurance policy on the lives of certain participants in the MVW Deferred Compensation Plan the proceeds of which are payable to the trust. Participants whose lives are insured consent to this insurance and understand this insurance will be owned by and payable to the trust.

For 2022, participants were able to select a fixed rate of return of 3.5% or a rate of return based on various market-based investment alternatives, such as mutual funds with various investment profiles, and were also able select such a rate for their existing account balances. Participants were not limited to minimum elections in the fixed rate of return. For 2022, participants may select a rate of return based on market-based investment alternatives for up to 100% of their contributions and existing balances.

Earnings under the MVW Deferred Compensation Plan or the Marriott Deferred Compensation Plan that were credited at a fixed rate of interest in excess of 120% of the applicable federal long-term rate are reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Employee Stock Purchase Plan

The Marriott Vacations Worldwide Corporation Employee Stock Purchase Plan (the “ESPP”) is intended to provide the Company’s eligible employees, including our named executive officers, with an opportunity to participate in the Company’s success by permitting them to acquire an ownership interest in the Company through periodic payroll deductions that will be applied towards the purchase of shares of our common stock at a five percent discount from the average of the high and low stock price on the last day of the offering period.

Change in Control Arrangements

Our named executive officers are participants in the Marriott Vacations Worldwide Corporation Change in Control Severance Plan (the “Change in Control Plan”). Adoption of the Change in Control Plan was intended to maximize stockholder value by retaining key executives through the closing of a Change in Control (as defined below), and to motivate executives to drive business success independent of the possible occurrence of a Change in Control. All of our executive officers are eligible to participate in the Change in Control Plan. Under the Change in Control Plan, the receipt of benefits is subject to a “double trigger,” under which benefits, including the acceleration of vesting and/or settlement of equity and cash awards, are available only if the participant’s employment is terminated in connection with the Change in Control unless the awards are not assumed in connection with the Change in Control, in which case a single trigger applies. A “change in control” occurs if there is a consummation of certain acquisition, merger, sale, liquidation or similar events or there is a change in a majority of Board members as described in the Change in Control Plan (a “Change in Control”).

Under the terms of the Change in Control Plan, and subject to the conditions thereof, an executive officer who participates in the Change in Control Plan will receive severance benefits if his or her employment is terminated involuntarily by the Company or any of its affiliates, other than due to Cause, Total Disability (as those terms are defined in the Change in Control Plan), or death, or is terminated by the executive officer for Good Reason (as defined in the Change in Control Plan), in each case, within two years following a Change in Control of the Company (a “Termination”). Provided that the executive officer executes a waiver and release of claims in favor of the Company, he or she will be entitled to the following severance benefits: (1) a cash severance payment, payable in a lump sum, equal to two times (or three times, in the case of the Chief Executive Officer of the Company) the sum of his or her Base Salary and Target Bonus (as those terms are defined in the Change in Control Plan); (2) twenty-four months (or thirty-six months, in the case of the Chief Executive Officer of the Company) of Company-subsidized medical, dental and life-insurance coverage for such executive officer and his or her spouse and dependents, at the same benefit level as provided to the executive immediately prior to the Change in Control, or the cash equivalent of the present value of such coverage; (3) any unpaid bonus as of the Termination date for any previously-completed fiscal year; and (4) a pro-rata bonus for the fiscal year in which the executive officer’s employment is terminated.

In addition to receipt of the severance benefits described above, upon Termination, an executive officer’s stock options and other equity-related compensation will be treated as follows: (1) all restricted stock, RSUs or other share-based awards in a form substantially similar to restricted stock or RSUs will become fully vested as of the Termination date; (2) all unvested or unexercisable options, SARs or other share-based awards in a form substantially similar to options or SARs will become fully vested and exercisable until the earlier of the end of (a) their original term or (b) 12 months (or in the case of certain approved retirees, five years) following the Termination date; and (3) all of the executive officer’s other cash performance units or other share-based awards subject to performance-based vesting criteria will be deemed to be fully vested as of the Termination date, and will be paid immediately thereafter based on a presumed achievement of target levels of performance. However, in the event that no substitute awards, shares or other equity interests are available as of the Change in Control, the participant will become fully vested in his or her awards as of the Change in Control date, and all awards will be immediately distributed or paid, or, in the case of options and SARs, will become fully exercisable. In the discretion of the CPC, distributions may be made in the form of a cash payment equal in amount to the value of the shares distributed or, in the case of options or SARs, the intrinsic value of such awards.

Any payment otherwise due under the Change in Control Plan will be reduced if necessary so that the payment will not constitute a “parachute payment” under Section 280G of the Internal Revenue Code. The Change in Control Plan does not provide for a gross-up of excise taxes on such “parachute payments.”

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	40

Clawbacks

Under our clawback policy, which is in addition to the clawback provision that applies to equity awards issued under the Equity Plans in the event of certain restatements of our consolidated financial statements, the Board may recoup compensation received by a named executive officer who engaged in certain misconduct that contributed to the need for the restatement. Compensation that is based on our achievement of specified financial results, including performance units, may be recouped to the extent such compensation would have been lower had it been determined or calculated based on the financial results as restated. In addition, the Board may recoup any compensation received by a named executive officer who has engaged in conduct that violates our Business Conduct Guide or in willful misconduct or fraud that causes harm to the Company. Compensation received up to three years prior to the restatement or conduct and after the date of adoption of the policy is subject to potential recoupment under the policy.

Under the Equity Plans we have the authority to limit or eliminate the ability of any executive to exercise options and SARs or to receive a distribution of our common stock under RSUs or other stock awards if the executive engaged in criminal or tortious conduct that was injurious to us or engaged in competition with us.

Upon final release of the NYSE rules under Dodd Frank, the clawback policy will be updated as necessary to comply with any additional requirements.

Stock Ownership Guidelines

Under the stock ownership guidelines adopted by the CPC, named executive officers are required to achieve the following levels of ownership of our common stock (as a multiple of base salary rate as of the last day of the fiscal year for which compliance is being evaluated):

Officer	Level of Ownership

Chief Executive Officer	Five times base salary

President[1]	Three times base salary

Executive Vice President and Chief Financial Officer	Three times base salary

Other named executive officers	Two times base salary

1The position of President was held by Mr. Geller who will be subject to the five times base salary level of ownership in 2023 as Chief Executive Officer.

For purposes of determining compliance with the guidelines, the following are considered shares owned by the named executive officer: shares owned by the named executive officer and his or her spouse; shares held by a trust if any beneficiaries of which are the named executive officer or his or her family members; shares held jointly with others; restricted stock awards; restricted stock unit awards; and share equivalents deferred in accordance with our plans. Options, SARs and Performance Units are not considered owned by the named executive officer.

The CPC receives an annual report of the ownership achieved by each named executive officer as of the end of the fiscal year, with the achievement level determined by reference to the average of the closing prices of our common stock for the 20 trading days ending on the last trading day of the fiscal year. The CPC will determine the action to be taken for failure to comply, which action may include (but is not limited to), requiring all or a portion of a named executive officer’s annual bonus to be paid in shares, or requiring retention of shares received upon exercise of stock options or SARs or of shares earned upon the vesting of Performance Units. All but two of our executive officers have achieved the holding requirements specified in the guidelines as of the end of 2022. The executive officers who have not achieved the holding requirements specified in the guidelines were newly appointed to their current roles on November 30, 2020 and October 16, 2021, and each has five calendar years, or by year-end 2025 and 2026, respectively, to achieve target ownership.

Pledging and Derivative Transactions

Our associates and officers are prohibited from including Marriott Vacations Worldwide stock or other securities in a margin account or pledging such securities as collateral for a loan. We also have a policy that prohibits all associates and officers from shorting the sale of our stock or securities, or from buying, selling, writing or otherwise entering into any other “derivative” transaction related to our stock or securities, including options, warrants, puts, calls, and similar rights.

Risk Considerations

The CPC reviewed a risk assessment to determine whether the amount and components of compensation for our employees and the design of compensation programs might create incentives for excessive risk-taking by our employees. The CPC concluded that our compensation programs do not present risks that are reasonably likely to have a material adverse effect on the Company.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	41

Consideration of Prior Stockholder Advisory Vote to Approve Executive Compensation

At our 2022 Annual Meeting of Stockholders, our stockholders voted with respect to an advisory resolution on our executive compensation, and 83.2% of the shares voted at the meeting (exclusive of broker non-votes) were voted in favor of the approval of the compensation of our named executive officers as disclosed in the proxy statement for that Annual Meeting. The CPC considered this support, as well as the other factors discussed in this Compensation Discussion and Analysis, in retaining the fundamental characteristics of our executive compensation program for 2022, and did not make any specific changes to the program as a result of the stockholder vote.

Employment Agreements

We, as a practice, do not have employment agreements with any of our executive officers, including our named executive officers. However, with the acquisition of ILG in 2018, we assumed an employment agreement for Jeanette E. Marbert, President, Exchange and Third-Party Management.

REPORT OF THE COMPENSATION POLICY COMMITTEE

The CPC, which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to executive compensation. The CPC is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the stockholders. The CPC, on behalf of and in certain instances subject to the approval of the Board, reviews and approves compensation programs for certain senior officer positions. In this context, the CPC reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the CPC recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Policy Committee:

Dianna F. Morgan, Chair
Lizanne Galbreath
Raymond L. Gellein, Jr.
William W. McCarten
Stephen R. Quazzo

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	42

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table shows the compensation we paid in fiscal years 2022, 2021 and 2020 to our Named Executive Officers. Mr. Terry was promoted to Executive Vice President and Chief Financial Officer effective October 16, 2021 and was not an executive officer prior to his promotion.

Fiscal Year	Salary[1]	Bonus	Stock Awards[2]	Option/SAR Awards[2]	Non-Equity Incentive Plan Compensation[3]	Change in Pension Value And Nonqualified Deferred Compensation Earnings[4]	All Other Compensation[5]	Total
Stephen P. Weisz Chief Executive Officer
2022	$1,030,000	$—	$4,410,027	$1,890,006	$2,456,661	$8,265	$37,932	$9,832,891
2021	1,000,000	—	6,532,668	2,750,017	2,842,631	76,703	21,918	13,223,937
2020	699,712	—	3,942,939	1,379,988	—	79,763	31,607	6,134,009
John E. Geller, Jr. President
2022	695,500	—	1,399,982	600,023	1,382,369	1,868	25,350	4,105,092
2021	675,000	—	2,368,878	999,980	1,279,184	12,336	25,347	5,360,725
2020	477,014	—	1,321,060	449,991	—	11,560	20,713	2,280,338
Anthony E. Terry Executive Vice President and Chief Financial Officer
2022	475,000	—	700,068	300,011	755,284	1,920	18,689	2,250,972
2021	366,530	—	683,569	93,978	384,460	10,931	15,491	1,554,959
Brian E. Miller President, Vacation Ownership
2022	793,000	—	839,867	359,990	1,260,927	6,776	26,665	3,287,225
2021	770,000	—	1,272,027	550,017	1,313,296	39,471	26,675	3,971,486
2020	561,943	—	910,536	269,989	—	39,515	22,122	1,804,105
Jeanette E. Marbert President, Exchange and Third-Party Management
2022	541,000	—	700,068	300,011	860,229	107	21,475	2,422,890
2021	525,000	—	1,207,755	499,990	895,429	240	21,308	3,149,722
2020	366,808	—	629,973	269,989	—	—	17,685	1,284,455

[1]	This column reports all amounts earned as salary during the fiscal year, whether paid or deferred under employee benefit plans.

[2]

The value reported for Stock Awards and Option/SAR awards is the aggregate grant date fair value of the awards granted in the fiscal year as determined in accordance with accounting guidance for share-based payments, although we recognize the expense of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in Footnote 18, “Share-Based Compensation,” of the Notes to our Consolidated Financial Statements included in the 2022 Annual Report. For additional information on these awards, see the Grants of Plan-Based Awards for Fiscal Year 2022 table below. The value reported for the Performance Units granted in 2022 is the grant date value assuming performance at target, which was the most probable outcome of the performance conditions on the grant date. The values of the Performance Units granted in 2022 at the grant date assuming the maximum level of performance conditions is achieved are: Mr. Weisz, $6,299,995; Mr. Geller, $2,000,008; Mr. Terry, $1,000,004; Mr. Miller, $1,199,883; and Ms. Marbert, $1,000,004. The values reported for the 2020 Stock Awards represent the aggregate grant date fair value of awards and the incremental fair value related to the modification of the 2018 Performance Units as discussed in the Company’s 2020 proxy statement. The values reported for the 2021 Stock Awards represent the aggregate grant date fair value of awards and the incremental fair value related to the modification of the 2019 Performance Units, as discussed in the Company’s 2021 proxy statement.

[3]

This column reports all amounts earned under the bonus plan in effect for such fiscal year, whether paid or deferred under other employee benefit plans. Amounts earned under a bonus plan during a fiscal year were paid in the first quarter of the following fiscal year except for 2021 which was split into two six (6) month plans and the first half paid during the 2021 fiscal year.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	43

[4]

The values reported equal the excess of the return on amounts credited to accounts in the MVW Deferred Compensation Plan and the Marriott Deferred Compensation Plan at a fixed rate of return over 120% of the applicable federal long-term rate, as discussed below under “Nonqualified Deferred Compensation for Fiscal Year 2022.”

[5]

All Other Compensation for 2022 consists of company contributions to the 401(k) Plan ($10,294 for each named executive officer); company contributions to the MVW Deferred Compensation Plan ($26,738 for Mr. Weisz; $14,642 for Mr. Geller; $8,148 for Mr. Terry; $15,921 for Mr. Miller; and $10,859 for Ms. Marbert); and premiums for an insurance policy on the life of each named executive officer ($900 for Mr. Weisz; $414 for Mr. Geller; $247 for Mr. Terry; $450 for Mr. Miller; and $322 for Ms. Marbert).

Grants of Plan-Based Awards for Fiscal Year 2022

The following table shows the plan-based awards granted to the named executive officers in 2022.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[3]			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Options/ SAR Awards: Number of Securities Under- lying Options/ SARs	Exercise or Base Price[4]	Grant Date Fair Value of Stock and Option/ SAR Awards[5]
Award Type[1]	Grant Date[2]	Approval Date[2]	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
S. Weisz
Bonus	—	—	$386,250	$1,545,000	$3,090,000	—	—	—	—	—	$—	$—
Performance	2/28/2022	2/17/2022	—	—	—	—	20,708	41,416	—	—	—	3,149,997
SARs	2/28/2022	2/17/2022	—	—	—	—	—	—	—	31,669	159.27	1,890,006
RSUs	2/28/2022	2/17/2022	—	—	—	—	—	—	8,219	—	—	1,260,030
J. Geller
Bonus	—	—	217,344	869,375	1,738,750	—	—	—	—	—	—	—
Performance	2/28/2022	2/17/2022	—	—	—	—	6,574	13,148	—	—	—	1,000,004
SARs	2/28/2022	2/17/2022	—	—	—	—	—	—	—	10,054	159.27	600,023
RSUs	2/28/2022	2/17/2022	—	—	—	—	—	—	2,609	—	—	399,978
A. Terry
Bonus	—	—	118,750	475,000	950,000	—	—	—	—	—	—	—
Performance	2/28/2022	2/17/2022	—	—	—	—	3,287	6,574	—	—	—	500,002
SARs	2/28/2022	2/17/2022	—	—	—	—	—	—	—	5,027	159.27	300,011
RSUs	2/28/2022	2/17/2022	—	—	—	—	—	—	1,305	—	—	200,066
B. Miller
Bonus	—	—	198,250	793,000	1,586,000	—	—	—	—	—	—	—
Performance	2/28/2022	2/17/2022	—	—	—	—	3,944	7,888	—	—	—	599,942
SARs	2/28/2022	2/17/2022	—	—	—	—	—	—	—	6,032	159.27	359,990
RSUs	2/28/2022	2/17/2022	—	—	—	—	—	—	1,565	—	—	239,925
J. Marbert
Bonus	—	—	135,250	541,000	1,082,000	—	—	—	—	—	—	—
Performance	2/28/2022	2/17/2022	—	—	—	—	3,287	6,574	—	—	—	500,002
SARs	2/28/2022	2/17/2022	—	—	—	—	—	—	—	5,027	159.27	300,011
RSUs	2/28/2022	2/17/2022	—	—	—	—	—	—	1,305	—	—	200,066

[1]

“Bonus” refers to our Bonus Plan in which our named executive officers participated. “Performance,” “SARs” and “RSUs” refers to Performance Units, SARs and RSUs, respectively, granted under the 2020 Equity Plan with respect to equity awards granted in February 2022.

[2]

“Grant Date” applies to equity awards reported in the “Estimated Possible Payouts Under Equity Incentive Plan Awards,” “All Other Stock Awards” and “All Other Options/SAR Awards” columns. The CPC approved grants of annual Performance Units, SARs and RSUs for the named executive officers on February 17, 2022, and the grant date of these awards was February 28, 2022.

[3]	These columns are intended to include potential payouts corresponding to the achievement of the threshold, target and maximum performance objectives under the Bonus Plan.

[4]	The awards were granted with an exercise or base price equal to the average of the high and low stock price on the NYSE on the date of grant.

[5]

The value reported for Equity Incentive Plan Awards, Stock Awards and Option/SAR Awards is the aggregate grant date fair value of the awards granted in 2022 as determined in accordance with accounting standards for share-based payments. The value reported for the Performance Units is the grant date value assuming performance at the target level, which was the probable outcome of the performance conditions as of the grant date. The assumptions for making the valuation determinations are set forth in Footnote 18, “Share-Based Compensation,” of the Notes to our annual Consolidated Financial Statements included in the 2022 Annual Report.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	44

The Grants of Plan-Based Awards table reports the potential dollar value of cash incentive awards under the Bonus Plan at their threshold, target and maximum achievement levels, and the number and grant date fair value of Performance Units, SARs and RSUs granted under the 2020 Equity Plan, in each case granted to each named executive officer during the 2022 fiscal year. For cash incentives, this table reports the range of potential amounts that could have been earned by the executive under the Bonus Plans for 2022, whereas the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reports the actual value earned by the executive for 2022.

Annual RSU and SAR grants under the 2020 Equity Plan typically vest in four equal annual increments beginning approximately a year after the grant date, contingent on continued employment. Even when vested, an executive could lose the right to exercise or receive a distribution of any outstanding stock awards if the executive’s employment terminated due to serious misconduct as defined in the Equity Plans, or if it is determined that the executive has engaged in competition or has engaged in criminal conduct or other behavior that was actually or potentially harmful. These awards do not accrue or pay cash dividends and do not bear voting rights until they vest (in the case of RSUs) or are exercised (in the case of SARs) and shares are issued to the grantee.

Performance Units represent the right to receive shares of our common stock at the end of a performance period, which with respect to the Performance Units granted in 2022 began January 1, 2022 and will end on December 31, 2024, contingent on continued employment through such date. The number of shares that will be received following the end of the performance period will be based on the Company’s cumulative achievement over the period with respect to specified performance objectives and can range from zero to two times the number of Performance Units granted. Performance Units will be forfeited if the named executive officer engages in competition or acts that are or potentially are injurious to the Company’s operations, financial condition or business reputation during the performance period; the named executive officers are also prohibited from soliciting any of our employees to leave our employment during the period from the grant date until the first anniversary of the termination of the officer’s employment for any reason.

For information regarding treatment of the equity awards upon a termination of employment, see “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table shows information about outstanding Performance Units, SARs and RSUs with respect to our common stock as of December 31, 2022, our fiscal year-end. The market values are based on the closing price of our common stock on the NYSE on December 31, 2022, the last trading day of our fiscal year, which was $134.59.

		Option Awards					Stock Awards
Grant Date	Award Type[1]		Number of Securities Underlying Unexercised Options/SARs Exercisable/ Unexercisable[2]		Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3]	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
S. Weisz

2/28/2022	Performance	[4]	—	—	—	—	—	—	41,416	[4]	5,574,179	[5]
3/2/2015	VAC SARs		27,227	—	77.42	3/2/2025	—	—	—		—
2/29/2016	VAC SARs		55,831	—	61.71	2/28/2026	—	—	—		—
2/27/2017	VAC SARs		35,831	—	97.53	2/27/2027	—	—	—		—
3/1/2018	VAC SARs		24,134	—	143.38	3/1/2028	—	—	—		—
3/4/2019	VAC SARs		32,710	10,904	100.52	3/4/2029	—	—	—		—
3/2/2020	VAC SARs		23,287	23,287	96.82	3/2/2030	—	—	—		—
3/1/2021	VAC SARs		9,729	29,190	173.88	3/1/2031	—	—	—		—
2/28/2022	VAC SARs		—	31,669	159.27	2/28/2032	—	—	—		—
3/4/2019	VAC RSUs		—	—	—	—	2,729	367,296	—		—
3/2/2020	VAC RSUs		—	—	—	—	5,010	674,296	—		—
3/1/2021	VAC RSUs		—	—	—	—	12,192	1,640,921	—		—
12/15/2021	VAC RSUs		—	—	—	—	18,865	2,539,040	—		—
2/28/2022	VAC RSUs		—	—	—	—	8,219	1,106,195	—		—

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	45

		Option Awards					Stock Awards
Grant Date	Award Type[1]		Number of Securities Underlying Unexercised Options/SARs Exercisable/ Unexercisable[2]		Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3]	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Geller

2/28/2022	Performance	[4]	—	—	—	—	—	—	13,148	[4]	1,769,589	[5]
3/2/2015	VAC SARs		9,076	—	77.42	3/2/2025	—	—	—		—
2/29/2016	VAC SARs		20,471	—	61.71	2/28/2026	—	—	—		—
2/27/2017	VAC SARs		11,944	—	97.53	2/27/2027	—	—	—		—
3/1/2018	VAC SARs		9,050	—	143.38	3/1/2028	—	—	—		—
3/4/2019	VAC SARs		11,682	3,894	100.52	3/4/2029	—	—	—		—
3/2/2020	VAC SARs		7,593	7,594	96.82	3/2/2030	—	—	—		—
3/1/2021	VAC SARs		3,538	10,614	173.88	3/1/2031	—	—	—		—
2/28/2022	VAC SARs		—	10,054	159.27	2/28/2032	—	—	—		—
3/4/2019	VAC RSUs		—	—	—	—	975	131,225	—		—
3/2/2020	VAC RSUs		—	—	—	—	1,634	219,920	—		—
3/1/2021	VAC RSUs		—	—	—	—	4,434	596,772	—		—
12/15/2021	VAC RSUs		—	—	—	—	6,860	923,287	—		—
2/28/2022	VAC RSUs		—	—	—	—	2,609	351,145	—		—
A. Terry

2/28/2022	Performance	[4]	—	—	—	—	—	—	6,574	[4]	884,795	[5]
3/1/2021	VAC SARs		332	998	173.88	3/1/2031	—	—	—		—
2/28/2022	VAC SARs		—	5,027	159.27	2/28/2032	—	—	—		—
3/4/2019	VAC RSUs		—	—	—	—	304	40,915	—		—
3/2/2020	VAC RSUs		—	—	—	—	735	98,924	—		—
12/15/2020	VAC RSUs		—	—	—	—	692	93,136	—		—
3/1/2021	VAC RSUs		—	—	—	—	625	84,119	—		—
11/16/2021	VAC RSUs		—	—	—	—	1,145	154,106	—		—
12/15/2021	VAC RSUs		—	—	—	—	1,715	230,822	—		—
2/28/2022	VAC RSUs		—	—	—	—	1,305	175,640	—		—
B. Miller

2/28/2022	Performance	[4]	—	—	—	—	—	—	7,888	[4]	1,061,646	[5]
3/1/2018	VAC SARs		4,358	—	143.38	3/1/2028	—	—	—		—
3/4/2019	VAC SARs		1,817	1,818	100.52	3/4/2029	—	—	—		—
3/2/2020	VAC SARs		2,278	4,556	96.82	3/2/2030	—	—	—		—
3/1/2021	VAC SARs		1,946	5,838	173.88	3/1/2031	—	—	—		—
2/28/2022	VAC SARs		—	6,032	159.27	2/28/2032	—	—	—		—
3/4/2019	VAC RSUs		—	—	—	—	455	61,238	—		—
3/2/2020	VAC RSUs		—	—	—	—	980	131,898	—		—
11/9/2020	VAC RSUs		—	—	—	—	1,117	150,337	—		—
3/1/2021	VAC RSUs		—	—	—	—	2,439	328,265	—		—
12/15/2021	VAC RSUs		—	—	—	—	3,773	507,808	—		—
2/28/2022	VAC RSUs		—	—	—	—	1,565	210,633	—		—
J. Marbert

2/28/2022	Performance	[4]	—	—	—	—	—	—	6,574	[4]	884,795	[5]
3/4/2019	VAC SARs		6,620	2,207	100.52	3/4/2029	—	—	—		—
3/2/2020	VAC SARs		4,556	4,556	96.82	3/2/2030	—	—	—		—
3/1/2021	VAC SARs		1,769	5,307	173.88	3/1/2031	—	—	—		—
2/28/2022	VAC SARs		—	5,027	159.27	2/28/2032	—	—	—		—
3/4/2019	VAC RSUs		—	—	—	—	549	73,890	—		—
3/2/2020	VAC RSUs		—	—	—	—	980	131,898	—		—
3/1/2021	VAC RSUs		—	—	—	—	2,217	298,386	—		—
12/15/2021	VAC RSUs		—	—	—	—	3,430	461,644	—		—
2/28/2022	VAC RSUs		—	—	—	—	1,305	175,640	—		—

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	46

[1]

“Performance,” “SARs” and “RSUs” refer to Performance Units, SARs and RSUs, respectively, granted under the 2020 Equity Plan with respect to equity awards granted after March 2020. Prior grants were awarded under the Marriott Vacations Worldwide Corporation Amended and Restated Stock and Cash Incentive Plan, and in the case of Ms. Marbert, grants awarded in 2019 and prior were under the Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan.

[2]	SARs vest and become exercisable in four equal annual increments beginning on the February 15th following the grant date.

[3]

RSUs vest in four equal annual increments beginning on the February 15th following the grant date, however, RSUs granted on November 9, 2020 and December 15, 2021 are subject to a three-year cliff vesting, and the RSUs granted to Mr. Terry on November 16, 2021 vest over four years in equal annual increments beginning on the November 15th following the grant date.

[4]

With respect to Performance Units granted on February 28, 2022, the number of shares that the named executive officer will receive will be determined after the end of the performance period on December 31, 2024 and will be based upon the achievement of specified levels of performance during that performance period, as modified. Number of shares shown represents the number of shares of our common stock that can be issued after the end of the performance period on December 31, 2024, based on maximum level of achievement with respect to certain performance targets discussed above. The number of shares of our common stock that can be issued ranges from 0 shares to 41,416 shares for Mr. Weisz (20,708 shares for performance at target level), 13,148 shares for Mr. Geller (6,574 shares for performance at target level), 6,574 shares for Mr. Terry (3,287 shares for performance at target level), 7,888 shares for Mr. Miller (3,944 shares for performance at target level), and 6,574 shares for Ms. Marbert (3,287 shares for performance at target level).

[5]

Calculated by multiplying $134.59, the closing market price of our common stock on December 31, 2022, by the number of Performance Units granted, assuming achievement at the maximum level of performance. The market value of the shares of our common stock that can be issued on the vesting date, based on the Company’s achievement of certain performance targets discussed above, ranges from $0 (if the minimum number of shares, 0 shares, were to be received) to $5,574,179 for Mr. Weisz ($2,787,090 for performance at target level), $1,769,589 for Mr. Geller ($884,795 for performance at target level), $884,795 for Mr. Terry ($442,397 for performance at target level), $1,061,646 for Mr. Miller ($530,823 for performance at target level), and $884,795 for Ms. Marbert ($442,397 for performance at target level).

Option Exercises and Stock Vested During Fiscal Year 2022

The following table shows information about option and SAR exercises and vesting of Performance Units and RSUs during fiscal year 2022.

	Option/SAR Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting	Value Realized on Vesting[2]

S. Weisz[3]	—	$—	10,912	$1,853,949

J. Geller[4]	—	—	3,873	658,023

A. Terry[5]	—	—	1,455	237,840

B. Miller[6]	—	—	2,049	348,125

J. Marbert[7]	—	—	1,777	301,912

[1]	The value realized upon exercise is based on the current trading price at the time of exercise.

[2]

For the Performance Units, the value realized upon vesting is based on the closing price of our common stock on the vesting date. For RSUs, the value realized upon vesting is based on the average of the high and low stock price on the vesting date.

[3]	Mr. Weisz acquired 10,912 shares of the Company’s common stock upon vesting of RSUs.

[4]	Mr. Geller acquired 3,873 shares of the Company’s common stock upon the vesting of RSUs.

[5]	Mr. Terry acquired 1,455 shares of the Company’s common stock upon vesting of RSUs.

[6]	Mr. Miller acquired 2,049 of shares of the Company’s common stock upon the vesting of RSUs.

[7]	Ms. Marbert acquired 1,777 shares of the Company’s common stock upon vesting of RSUs.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	47

Nonqualified Deferred Compensation for Fiscal Year 2022

The following table discloses contributions, earnings, distributions and balances under the MVW Deferred Compensation Plan and the Marriott Deferred Compensation Plan for the 2022 fiscal year. Our executives ceased to be eligible to make further contributions under the Marriott Deferred Compensation Plan as of the Spin-Off. We have agreed to reimburse Marriott International for any payments made to our employees under the Marriott Deferred Compensation Plan. Unless otherwise indicated, amounts relate to contributions, earnings, distributions and balances under the MVW Deferred Compensation Plan.

Name	Plan[1]	Executive Contributions in Last FY2	Company Contributions in Last FY3	Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE[4]
S. Weisz	DCP	$109,722	$26,738	$(158,524)	[5]	$ —	$1,069,376	[6]

	MDCP	—	—	81,054	[5]	—	2,464,905	[7]
J. Geller	DCP	142,274	14,642	(32,673)	[5]	179,594	535,011	[6]

	MDCP	—	—	9,633	[5]	—	292,846	[7]
A. Terry	DCP	97,351	8,148	(101,626)	[5]	—	1,034,245	[6]

	MDCP	—	—	9,021	[5]	—	274,347	[7]
B. Miller	DCP	101,870	15,921	35,309	[5]	—	1,082,610	[6]

	MDCP	—	—	30,778	[5]	—	935,902	[7]
J. Marbert	DCP	96,523	10,859	(15,419)	[5]	—	179,109	[6]

[1]	“DCP” and “MDCP” refer to the MVW Deferred Compensation Plan and the Marriott Deferred Compensation Plan, respectively.

[2]

The amounts in this column consist of elective deferrals by the named executive officers of salary for the 2022 fiscal year and non-equity incentive plan compensation for the 2021 fiscal year paid in 2022 under the MVW Deferred Compensation Plan. All of these amounts that are attributable to 2022 salary are reported in the Summary Compensation Table, and all of the amounts that are attributable to 2021 non-equity incentive plan compensation were included in the 2021 Summary Compensation Table.

[3]

The amounts in this column consist of company contributions that were accrued during 2022 and credited to the participants’ accounts in 2023 under the MVW Deferred Compensation Plan. All of these amounts are included in the Summary Compensation Table in the “All Other Compensation” column for 2022.

[4]

This column includes amounts in each named executive officer’s total MVW Deferred Compensation Plan account balance as of the last day of the 2022 fiscal year, and does not take into account the amounts in the “Company Contributions in Last Fiscal Year” column in the table above that were accrued during fiscal 2022 but credited to the participants’ accounts in 2023.

[5]

These amounts consist of the aggregate notional earnings during 2022 of each named executive officer’s account in the MVW Deferred Compensation Plan or the Marriott Deferred Compensation Plan. Such earnings are reported in the Summary Compensation Table only to the extent that they were credited at a fixed rate of interest in excess of 120% of the applicable federal long-term rate. The following table indicates the portion of each executive’s aggregate earnings during 2022 that is reported in the Summary Compensation Table.

	Amounts Included in the Summary Compensation Table for 2022
Name	MVW Deferred Compensation Plan	Marriott Deferred Compensation Plan

S. Weisz	$68	$ 8,197

J. Geller	894	974

A. Terry	1,007	913

B. Miller	3,663	3,113

J. Marbert	107	—

[6]

Of these amounts, the following were previously reported in the Summary Compensation Table of previously filed proxy statements: Mr. Weisz, $919,163; Mr. Geller, $754,946; Mr. Terry, $111,220; Mr. Miller, $881,451; and Ms. Marbert, $90,216.

[7]

Of these amounts, the following were previously reported in the Summary Compensation Table of previously filed proxy statements or in a Summary Compensation Table included in a Form 10 or Annual Report on Form 10-K: Mr. Weisz, $375,514; Mr. Geller, $99,284; Mr. Terry, $5,705; Mr. Miller, $230,071; and Ms. Marbert, $0.

For 2022, we credited amounts subject to the fixed rate of return in participant plan accounts with a rate of return of 3.5%. For 2022, Marriott International credited participant plan accounts with a rate of return of 3.4%, determined largely based on Marriott

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	48

International’s estimated long-term cost of borrowing. To the extent that either of these fixed rates exceeds 120% of the applicable federal long-term rate, the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table. The terms of the MVW Deferred Compensation Plan are described above under “Deferred Compensation Plan.” Under the Marriott Deferred Compensation Plan, the named executive officers could defer the receipt of up to 80% of their salary, bonus, non-equity incentive plan compensation and/or commissions, which amounts were immediately vested. In addition, the named executive officers were eligible to receive a discretionary match or other discretionary contributions, which were vested when made (other than discretionary contributions made for any year prior to 2009, which vested 25 percent per year for each year that the executive remained employed by Marriott International or us), all of which have vested. Because our executives ceased to be eligible to make further contributions under the Marriott Deferred Compensation Plan as of the Spin-Off, no match or discretionary company contribution was received by any of the named executive officers for 2022.

Our named executive officers can receive a distribution of the vested portion of their Marriott Deferred Compensation Plan accounts upon termination of employment (including retirement or disability) or, in the case of deferrals by the executive (and related earnings), upon a specified future date while still employed (an “in-service distribution”), as elected by the executive. Each plan year’s deferrals have a separate distribution election. Distributions payable upon termination of employment are payable as: (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed twenty years; or (iii) five annual cash payments beginning on the sixth January following termination of employment, in each case as elected by the executive. In the case of amounts of $10,000 or less, or when no election regarding the form of distribution was made, the distribution is made in a lump sum. The Spin-Off did not by itself trigger a distribution upon termination of employment under the Marriott Deferred Compensation Plan, and continued employment with the Company is treated as employment for purposes of the Marriott Deferred Compensation Plan.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	49

Potential Payments Upon Termination or Change in Control

The following information relates to benefits that would have been paid or payable had a change in control occurred and/or a named executive officer’s employment with the Company terminated as of December 31, 2022, the last business day of our fiscal year. The table below reflects the intrinsic value of unvested stock awards, unvested MVW Deferred Compensation Plan accounts and incentive payments under the Bonus Plan that each named executive officer would have received upon retirement, disability, death, resignation, involuntary termination of employment, or a change in control as of December 31, 2022 (based on our closing stock price of $134.59 as of that date).

Name	Plan	Retirement[1]	Disability	Death	Resignation or Involuntary Termination[2]	Termination Following Change In Control[3]
S. Weisz	Cash Severance	$—	$—	$—	$—	$7,725,000
	Annual Bonus[4]	2,456,661	2,456,661	2,456,661	—	1,545,000
	Other Benefits[5]	—	—	—	—	42,291
	MVW Equity Awards[6]	9,079,156	8,256,736	8,401,296	—	10,365,966
	Deferred Compensation Plan[7]	78,699	—	78,699	—	78,699
	Total	$11,614,516	$10,713,397	$10,936,656	$—	$19,756,956
J. Geller	Cash Severance	$—	$—	$—	$—	$3,129,750
	Annual Bonus[4]	1,382,369	1,382,369	1,382,369	—	869,375
	Other Benefits[5]	—	—	—	—	39,470
	MVW Equity Awards[6]	2,515,829	2,254,742	2,902,958	—	3,526,666
	Deferred Compensation Plan[7]	50,642	—	50,642	—	50,642
	Total	$3,948,840	$3,637,111	$4,335,969	$—	$7,615,903
A. Terry	Cash Severance	$—	$—	$—	$—	$1,900,000
	Annual Bonus[4]	755,284	755,284	755,284	—	475,000
	Other Benefits[5]	—	—	—	—	37,024
	MVW Equity Awards[6]	965,213	834,670	1,008,204	—	1,320,058
	Deferred Compensation Plan[7]	21,688	—	21,688	—	21,688
	Total	$1,742,185	$1,589,954	$1,785,176	$—	$3,753,770
B. Miller	Cash Severance	$—	$—	$—	$—	$3,172,000
	Annual Bonus[4]	1,260,927	1,260,927	1,260,927	—	793,000
	Other Benefits[5]	—	—	—	—	37,429
	MVW Equity Awards[6]	1,535,120	1,378,484	1,780,849	—	2,155,036
	Deferred Compensation Plan[7]	53,844	—	53,844	—	53,844
	Total	$2,849,891	$2,639,411	$3,095,620	$—	$6,211,309
J. Marbert	Cash Severance	$—	$—	$—	$—	$2,164,000
	Annual Bonus[4]	860,229	860,229	860,229	—	541,000
	Other Benefits[5]	—	—	—	—	27,477
	MVW Equity Awards[6]	1,325,716	1,195,173	1,519,290	—	1,831,144
	Deferred Compensation Plan[7]	28,013	—	28,013	—	28,013
	Total	$2,213,958	$2,055,402	$2,407,532	$—	$4,591,634

[1]

Each of Mr. Weisz, Mr. Geller, Mr. Terry, Mr. Miller and Ms. Marbert is eligible for “approved retiree” status under the MVW Deferred Compensation Plan and the Equity Plans. Amounts in this column reflect the benefits each would receive if he or she ceased being employed by the Company for any reason on December 31, 2022 and satisfied the requirements of such plans for qualification as an approved retiree.

[2]

Upon resignation or termination with cause, no benefits would be payable. In addition, there are no contractual rights providing for payment upon a termination without cause other than in connection with a change in control. Any such payments would be based upon negotiation at the time of such termination.

[3]

As described above under “Change in Control Arrangements,” a named executive officer who participates in the Change in Control Plan and who executes a waiver and release of claims in favor of the Company will receive the following severance benefits if his or her employment is terminated involuntarily by the Company or any of its affiliates, other than due to Cause, Total Disability, or death, or is terminated by the named executive officer for Good Reason, in each case, within two years following a Change in Control of the Company: (1) a cash severance payment, payable in a lump sum, equal to two times (or three times, in the case of the Chief Executive Officer of the Company) the sum of his or her Base Salary and Target Bonus; (2) twenty-four months (or thirty-six months, in the case of the Chief Executive Officer of the Company) of Company-subsidized medical, dental and life-insurance coverage for such named executive officer and his or her spouse and dependents, at the same benefit level as provided to the executive immediately prior to the Change in Control, or the cash equivalent of the present value of such coverage (“Benefit Coverage”); (3) any unpaid salary or bonus as of the Termination date for any previously-completed fiscal year (“Earned Amounts”); (4) a pro-rata bonus for the fiscal year in which the named executive officer’s employment is terminated assuming achievement at the target level of performance; (5) vesting of all restricted stock, RSUs or other share-based awards in

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	50

a form substantially similar to restricted stock or RSUs as of the Termination date; (6) vesting of all unvested or unexercisable options, SARs or other share-based awards in a form substantially similar to options or SARs, which will be exercisable until the earlier of the end of their original term or 12 months (or in the case of certain approved retirees, five years) following the Termination date; and (7) the vesting and immediate payment of all other cash performance units or other share-based awards subject to performance-based vesting criteria based on a presumed achievement of target levels of performance. No amounts are shown for Earned Amounts as we have assumed there would be no such amounts unpaid on the last day of the fiscal year. Certain terms in this footnote are defined above under “Change in Control Arrangements.”

[4]

Upon retirement after either reaching age 55 and completing ten years of service, disability or death, the named executive officer would be entitled to a pro-rata bonus based on target achievement under the 2022 Bonus Plan. The amount shown with respect to annual bonus for each named executive officer is the actual payout amount for 2022. See Note 3 for a description of annual bonus amounts payable following a Change in Control.

[5]	Consists of the Benefit Coverage payable under the Change in Control Plan.

[6]

Upon retirement or permanent disability (as defined in the pertinent plan), a named executive officer may continue to vest in and receive distributions under outstanding stock awards for the remainder of their vesting period and may exercise options and SARs for up to five years in accordance with the awards’ original terms; provided however that upon permanent disability, the Performance Units will immediately vest assuming achievement at the target level of performance. Annual stock awards provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining within that one-year period. For these purposes, retirement means a termination of employment with retirement approval of the CPC by an executive who had attained age 55 with 10 years of service. In all cases, however, the CPC or its designee has the authority to revoke approved retiree status if an executive’s employment terminated for serious misconduct or was subsequently found to have engaged in competition or engaged in criminal conduct or other behavior that was actually or potentially harmful to the Company. A named executive officer who dies as an employee or approved retiree would immediately vest in his or her options, SARs and other stock awards. As of December 31, 2022, each of Mr. Weisz, Mr. Geller, Mr. Terry, Ms. Marbert and Mr. Miller met the age and service conditions for retirement eligibility. The value of Performance Units vesting upon retirement is calculated based on the probable outcome of the performance conditions as of December 31, 2022; the value of Performance Units vesting upon disability or death is calculated assuming achievement at the target level of performance. See Note 3 for a description of treatment of outstanding equity awards following a Change in Control.

[7]

Consists of the value of unvested employer credits under the MVW Deferred Compensation Plan. The Company may credit participants’ accounts with employer credits that will vest at a rate of 25% per year on the first four anniversaries of the date the discretionary employer credit was allocated to the participant’s account (unless otherwise determined), provided that the participant remains in continued service with the Company. Upon a change in control of the Company or a participant’s death or retirement after reaching age 55 and completing ten years of service, all employer credits will immediately vest in full. Although the Marriott Deferred Compensation Plan also provided for employer credits, no named executive officer has unvested employer credits under the Marriott Deferred Compensation Plan.

The benefits reported in the table and narrative above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and options and vested MVW Deferred Compensation Plan balances, and benefits available generally to salaried employees such as benefits under the 401(k) Plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. Amounts actually received if any of the named executive officers cease to be employed will vary based on factors such as the timing during the year of any such event, the price of the Company’s stock, the named executive officer’s age, and any changes to our benefit arrangements and policies. We may determine to provide additional or different benefits in connection with any executive’s termination.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	51

CEO PAY RATIO

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO.

Under the relevant rules, we are required to identify the median employee by use of a consistently applied compensation measure. We chose to utilize compensation rules that were consistent with the Summary Compensation Table. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.

As of December 31, 2022, the date for the determination of the median employee, we had 21,734 employees in 25 countries for purposes of this determination, however, the vast majority of these employees were in North America. In identifying the median employee, we excluded workers in 20 countries totaling 1,057 associates (approximately 4.9% of our workforce) as permitted by the de minimis exemption rules, given the small portion of the total employee population in these countries.

We excluded the following number of workers from the following countries in the identification of the median employee.

Country	Number of Associates	Country	Number of Associates
Argentina	13	Finland	7
Aruba	81	Germany	14
Australia	43	Hong Kong	2
Bahamas	24	Indonesia	167
Brazil	3	Italy	2
China	26	Japan	55
Columbia	16	St. Kitts	61
Costa Rica	15	Thailand	229
Egypt	8	UAE	39
France	123	United Kingdom	129

After applying our methodology and excluding the employees listed above, we identified the median employee. Our median employee compensation as calculated using Summary Compensation Table requirements was $41,323. Our CEO’s compensation as reported in the Summary Compensation Table was $9,832,891. Therefore, our CEO to median employee pay ratio is 238:1.

Note that the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. This information is being provided for compliance purposes. Neither the CPC nor management of the Company used the pay ratio measure in making compensation decisions.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	52

PAY VS. PERFORMANCE
Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to disclose pay versus performance for our Principal Executive Officer (“PEO”) and the other named executive officers (“NEO”).
Under the relevant rules, we are required to provide (i) the compensation actually paid to these individuals compared to the Summary Compensation Table, (ii) the total shareholder return (“TSR”) for the Company and chosen peer group, calculated against an initial investment value of $100, (iii) our net income and (iv) another selected Company measure. The table below represents each of these requirements, beginning with fiscal year 2020.
The Company utilized the S&P Composite 1500 Hotels, Resorts & Cruise TSR Index, for the peer group. This index has been utilized historically in our Annual Reports on Form
10-K
in connection with the required performance graph and most closely aligns with our line of business.
Adjusted EBITDA, as previously defined, was chosen as the Company-selected financial measure as it is an important indicator of the Company’s operating performance. It is also a measure of our ability to service debt, fund capital expenditures, expand the business, and return cash to the shareholders.
As it relates to compensation decisions, Adjusted EBITDA allows for period-over-period comparisons of our ongoing core operations before the impact of excluded items. The CPC establishes goals that are designed to maintain high standards that are achievable but not certain to be met. We utilize this measure in both the short-term incentive plan and the three-year performance awards because it ensures that short-term management decisions are not influenced by short-term gain at the expense of long-term performance.
The CPC reviews a number of performance metrics when assessing the Company’s performance. However, for compensation decisions, the following metrics are the most important:

•	Adjusted EBITDA, with its relative importance noted above, used in both the short- and long-term incentive

•	Total Revenue, a top line financial measure that captures the business and brand contributions to overall company financials, used in the short-term incentive

•	Adjusted Return on Invested Capital, a strong driver of free cash flow and important comparator to other companies, used in the long-term incentive

Fiscal Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO 1,2,3,4	Average Summary Compensation Table Total for Non-PEO Named Executive Officers	Average Compensation Actually Paid to Non-PEO Named Executive Officers 1,2,5, 6	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss)	Adjusted EBITDA (Company Measure) 7
					MVW Total Shareholder Return	S&P Composite 1500 Hotels, Resorts & Cruise TSR Index
2022	$9,832,891	$6,159,868	$3,016,545	$2,256,841	$107.79	$71.44	$390,774,814	$966,274,378
2021	13,223,937	17,472,019	3,405,201	4,215,723	132.49	94.12	52,634,216	656,728,515
2020	6,134,009	9,027,531	1,712,700	2,381,430	106.99	77.40	(255,994,383)	234,980,182

1
Compensation actually paid is calculated starting with the total compensation as reported in the Summary Compensation Table (“SCT”), and then the SCT value of restricted stock and units (including performance-based awards) plus SAR awards are deducted. The amount equal to the fair value at the end of the prior fiscal year or awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year are then deducted. Added to the calculation are: fair value, as of year-end,
of awards granted in the first year that are outstanding and unvested; the change in fair value from the prior to current years for awards granted in prior fiscal years that are outstanding and unvested; and the change in fair value as of the vesting date (from the end of the prior fiscal year) for awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied by the end of the covered fiscal year. Note that the fair value of awards that are subject to performance conditions are based on the most probable outcome at the end of the covered fiscal year.

2	SAR calculations measuring the year-end fair value of the outstanding awards were performed by Infinite Equity, an independent equity valuation firm.

3	Mr. Weisz served as the Company’s PEO for 2022, 2021 and 2020.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	53

4	The bridge between PEO reported SCT compensation to the Compensation Actually paid is outlined below:

Fiscal Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards	Equity Award Adjustments (a)	Compensation Actually Paid to PEO
2022	$9,832,891	$(6,300,033)	$2,627,010	$6,159,868
2021	13,223,937	(9,282,685)	13,530,767	17,472,019
2020	6,134,009	(5,322,927)	8,216,449	9,027,531

(a)	The amounts deducted or added in calculating the equity award adjustments are as follows:

Fiscal Year	Year End Fair Value of Equity Awards Granted in the Year and Unvested at Year End	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Total Equity Award Adjustments
2022	$5,309,839	$(2,823,551)	$—	$140,722	$—	$—	$2,627,010
2021	8,296,741	1,802,889	—	3,431,137	—	—	13,530,767
2020	4,431,130	4,209,372	—	(424,053)	—	—	8,216,449

5
Included in the average compensation actually paid to
Non-PEO
named executive officers are the following individuals and time periods: Messrs. Geller and Miller and Ms. Marbert for 2022, 2021 and 2020; Mr. Terry for 2022 and 2021; and Mr. Cunningham for 2021 and 2020.

6	The bridge between non-PEO NEO reported SCT compensation to the Compensation Actually paid is outlined below:

Fiscal Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments (a)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$3,016,545	$(1,300,005)	$540,301	$2,256,841
2021	3,405,201	(1,849,482)	2,660,004	4,215,723
2020	1,712,700	(1,229,283)	1,898,013	2,381,430

(a)	The amounts deducted or added in calculating the equity award adjustments are as follows:

Fiscal Year	Average Year End Fair Value of Equity Awards Granted in the Year and Unvested at Year End	Year Over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year Over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Total Average Equity Award Adjustments
2022	$1,095,679	$(578,412)	$—	$23,034	$—	$—	$540,301
2021	1,662,322	352,434	—	645,248	—	—	2,660,004
2020	1,049,696	933,240	—	(84,923)	—	—	1,898,013

7	Refer to description and reconciliation of Adjusted EBITDA in Appendix B.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	54

The below charts represent the alignment of the PEO and NEO pay to Net Income, Adjusted EBITDA, and Company and peer TSR. The graphical representation clearly demonstrates that both the PEO and NEO compensation actually paid (“CAP”) is aligned with shareholder performance. As noted, the financial metrics have increased year over year, whereas the CAP and company TSR have responded to various market conditions in a correlated fashion.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	55

COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS

In designing and implementing compensation programs applicable to our non-employee directors, our CPC considered the advice and recommendations of Exequity. In determining its recommendation to the Board with respect to compensation for our non-employee directors for 2022, the CPC considered the external market pay practices of the same companies that comprised the peer group it considered with respect to the compensation of our executive officers for 2022 and generally looks to the median of such market data when making director compensation decisions. As a result of the external market review, the CPC recommended and the Board approved an increase of $15,000 in equity as a component of non-employee director compensation in 2022.

For 2022, our compensation arrangements for our non-employee directors for service on our Board consisted of:

•	an annual cash retainer of $85,000 for each non-employee director other than the Chairman and $130,000 for the Chairman;

•	an annual cash retainer of $25,000 for the chairs of each of the Audit Committee, Compensation Policy Committee and Nominating and Corporate Governance Committee;

•	an annual cash retainer of $10,000 for the members (other than the Chairs) of each of the Audit Committee, Compensation Policy Committee and Nominating and Corporate Governance Committee; and

•	an annual equity grant (the “Non-Employee Director Share Awards”) with a grant date value of $165,000 for each non-employee director other than the Chairman and $240,000 for the Chairman.

The Non-Employee Director Share Awards vest immediately upon grant. Non-Employee Director Share Awards granted prior to 2016 represent the right to receive shares of the Company’s common stock upon a director’s completion of Board service. Since 2016, a non-employee director who has achieved the ownership level required by our stock ownership guidelines at such time (without giving effect to any time permitted for achievement) has been permitted to elect one of the following options with respect to each grant of Non-Employee Director Share Awards:

•

to receive the Non-Employee Director Share Awards in the form of stock units with terms, including the payment of dividends, as specified in the Equity Plans, with distribution in the form of shares of the Company’s common stock to occur as elected by the non-employee director as permitted pursuant to the Equity Plans; or

•	to receive the Non-Employee Director Share Awards in the form of shares of the Company’s common stock, to be issued as soon as practicable following the grant date.

If no election is made, Non-Employee Director Share Awards will represent the right to receive shares of the Company’s common stock upon a director’s completion of Board service. When the Company pays a cash dividend, a corresponding dividend equivalent payment is paid in cash with respect to the Non-Employee Director Share Awards. Non-Employee Director Share Awards cannot be transferred or assigned, and the director has no voting rights in the shares of common stock underlying the awards until such time as such shares are distributed to the non-employee director.

The following table summarizes the compensation paid to our non-employee directors during the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash[1,2]	Stock Awards[3]	Change in Pension Value and Non- qualified Deferred Compensation Earnings[4]	Total

William J. Shaw	$130,000	$240,050	$ —	$370,050

C.E. Andrews	120,000	166,491	—	286,491

Lizanne Galbreath	105,000	166,491	—	271,491

Raymond L. Gellein, Jr.	105,000	164,947	—	269,947

Thomas J. Hutchison III[5]	26,250	—	—	26,250

Melquiades R. Martinez	110,000	164,947	—	274,947

William W. McCarten	105,000	164,947	—	269,947

Dianna F. Morgan	120,000	166,491	—	286,491

Stephen R. Quazzo	105,000	164,947	—	269,947

Jonice G. Tucker	105,000	166,491	—	271,491

[1]	Directors may elect to defer their cash retainer and committee fees pursuant to the MVW Deferred Compensation Plan. Includes $120,000 deferred by Mr. Andrews under the MVW Deferred Compensation Plan.

[2]	Directors may elect to receive their cash retainer and committee fees in the form of equity awards. Mr. Gellein and Ms. Tucker elected equity in lieu of their cash retainer in 2022.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	56

[3]	The following table indicates the number of outstanding equity awards held by each non-employee director as of December 31, 2022.

		Number of Securities Underlying Unexercised Options/SARs		Number of Shares or Units of Stock That Have Not Vested	Number of Shares or Units of Stock That Have Vested
Name	Award Type	Exercisable	Unexercisable

William J. Shaw	Non-Employee Director	—	—	—	33,263

C.E. Andrews	Non-Employee Director	—	—	—	15,821

Lizanne Galbreath	Non-Employee Director	—	—	—	5,668

	Stock Units	—	—	—	2,690

Raymond L. Gellein, Jr.	Non-Employee Director	—	—	—	19,007

	Stock Units	—	—	—	3,519

Thomas J. Hutchison III	Non-Employee Director	—	—	—	—

	Stock Units	—	—	—	—

Melquiades R. Martinez	Non-Employee Director	—	—	—	12,837

	Stock Units	—	—	—	1,064

William W. McCarten	Non-Employee Director	—	—	—	20,926

Dianna F. Morgan	Non-Employee Director	—	—	—	13,258

Stephen R. Quazzo	Non-Employee Director	—	—	—	1,641

	Stock Units	—	—	—	997

Jonice G. Tucker	Non-Employee Director	—	—	—	1,186

	Stock Units	—	—	—	734

[4]

The values reported equal the excess of the return on amounts credited to accounts in the MVW Deferred Compensation Plan at the annually designated rate of return over 120% of the applicable federal long-term rate.

[5]	Mr. Hutchison’s term expired at the 2022 annual meeting of stockholders.

Deferred Compensation Plan

Our non-employee directors are eligible to participate in the MVW Deferred Compensation Plan. A non-employee director may defer receipt of all or part of any non-employee director fees until such future date as he or she elects in accordance with the terms of the MVW Deferred Compensation Plan. A non-employee director may elect to receive his or her deferred amounts in a lump sum or in installments over five, ten, fifteen or twenty years at either a separation from service or upon any of the first five anniversaries of a separation from service. Alternatively, he or she may elect to receive his or her deferred amounts in a lump sum in January of a specified year.

For 2022, participants were able to select a fixed rate of return of 3.5% or a rate of return based on various market-based investment alternatives, such as mutual funds with various investment profiles, and were also able to select such a rate for their existing account balances. Participants were not limited to minimum elections in the fixed rate of return. To support our ability to meet our obligations under the MVW Deferred Compensation Plan, we acquired insurance on the lives of certain participants in the MVW Deferred Compensation Plan, the proceeds of which are payable to a trust of which the Company is the grantor. For 2022, participants may select a rate of return based on market-based investment alternatives for up to 100% of their contributions and existing balances. Earnings under the MVW Deferred Compensation Plan that were credited at a fixed rate of interest in excess of 120% of the applicable federal long-term rate are reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

Clawbacks

Under our clawback policy, the Board may recoup any compensation received by a director who has engaged in conduct that violates our Business Conduct Guide or in willful misconduct or fraud that causes harm to the Company. Compensation received up to three years prior to the willful misconduct or fraud and after the date of the adoption of the policy is subject to potential recoupment under the policy.

Stock Ownership Guidelines

Under our stock ownership guidelines, non-employee directors are required to own shares of our stock with a value equal to five times their Board cash retainer for the fiscal year for which compliance is being evaluated. For purposes of determining compliance with the guidelines, the following are considered shares owned by the director: shares owned by the director and his or her spouse;

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	57

shares held by a trust if any beneficiaries of which are the director or his or her family members; shares held jointly with others; restricted stock awards; restricted stock unit awards; Non-Employee Director Share Awards; and share equivalents deferred in accordance with our plans. Shares underlying options and SARs are not considered owned by the director. The CPC receives an annual report of the ownership achieved by each director as of the end of the fiscal year, with the achievement level determined by reference to the average of the closing prices of our common stock for the 20 trading days ending on the last trading day of the fiscal year. As of the end of 2022, all directors had achieved the required ownership levels with the exception of a director who was newly appointed in November 2021, who has until the end of 2026 to become compliant.

Pledging, Hedging, and Derivative Transactions

Employees, officers and directors are prohibited from including the Company’s stock or other securities in a margin account or pledging such securities as collateral for a loan or shorting the sale of our stock or securities. These persons are further prohibited from buying, selling, writing or otherwise entering into any other “derivative” transaction related to our stock or securities, including options, warrants, puts, calls, and similar rights that have an exercise or conversion privilege that is related to the price of our securities, or similar securities with a value derived from the value of our securities (in each case, other than the receipt or exercise of employee stock options or other derivative securities that we issue to employees, officers or directors pursuant to Company compensation plans). This prohibition of derivative transactions extends to any transactions designed to hedge or offset, or that have the effect of hedging or offsetting, any decrease in the market value of our securities. As such, employees, officers and directors may not utilize financial instruments, such as prepaid variable forwards, equity swaps, collars or exchange funds.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information about the securities authorized for issuance under our equity compensation plans as of December 31, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by stockholders	1,710,019	[1]	$ 114.32	$ 1,326,282	[2]

Equity compensation plans not approved by stockholders	—		—	—

Total	1,710,019		$ 114.32	$ 1,326,282

[1]

Includes 1,020,513 outstanding deferred stock bonus shares and RSUs, as well as Non-Employee Director Share Awards awarded to directors under our equity compensation plans, that are not included in the calculation of the Weighted-Average Exercise Price.

[2]	Consists of 961,829 shares available for issuance under our equity compensation plans and 364,453 shares available under the ESPP.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	58

STOCK OWNERSHIP

STOCK OWNERSHIP OF OUR DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The table below sets forth the beneficial ownership of the Company’s common stock as of March 14, 2023 (unless otherwise noted) by:

•	those persons or entities (or group of affiliated persons or entities) known by management to beneficially own more than 5% of the outstanding shares of the Company’s common stock;

•	each director and director nominee of the Company;

•	each named executive officer of the Company; and

•	all of the current executive officers and directors of the Company as a group.

Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of the Company’s common stock that such person has the right to acquire within 60 days of the applicable date, including through the exercise of SARs, are deemed outstanding for such person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based upon 37,068,916 shares of the Company’s common stock outstanding on March 14, 2023.

Stock Ownership of Certain Beneficial Owners

Name	Amount and Nature of Beneficial Ownership		Percent of Class[1]
Directors and Nominees
C.E. Andrews	22,802	[2]	*
Lizanne Galbreath	13,222	[2]	*
Raymond L. Gellein, Jr.	26,513	[2]	*
John E. Geller, Jr.	109,780	[5,6]	*
Melquiades R. Martinez	17,869	[2]	*
William W. McCarten	25,444	[2,3]	*
Dianna F. Morgan	16,279	[2]	*
Stephen R. Quazzo	15,777	[2,4]	*
William J. Shaw	174,841	[2]	*
Jonice G. Tucker	1,930	[2]	*
Named Executive Officers (other than Mr. Geller)
Jeanette Marbert	101,757	[6]	*
Brian E. Miller	26,015	[6]	*
Anthony E. Terry	2,584		*
Stephen P. Weisz	353,264	[6,7]	*
All Directors and Current Executive Officers as a Group
(18 persons)	630,413	[8]	1.7%
Five Percent Beneficial Owners
The Vanguard Group, Inc.	3,435,585	[9]	9.2%
BlackRock, Inc.	3,335,932	[10]	9.0%
BAMCO, Inc.	2,683,891	[11]	7.2%
Senvest Management, LLC	2,101,412	[12]	5.6%
JWM Family Enterprises	2,002,797	[13]	5.4%

*	Less than 1%.

[1]	Based on the number of shares outstanding 37,068,916 on March 14, 2023, plus the number of shares acquirable by the specified persons within 60 days of March 14, 2023 as described below.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	59

[2]

Includes shares subject to Non-Employee Director Share Awards currently exercisable or exercisable within 60 days after March 14, 2023 as follows: Mr. Andrews, 15,858 shares; Ms. Galbreath, 8,403 shares; Mr. Gellein, Jr., 22,551 shares; Mr. Martinez, 13,907 shares; Mr. McCarten, 20,935 shares; Ms. Morgan, 13,271 shares; Mr. Quazzo, 2,652 shares; Mr. Shaw, 33,276 shares; and Ms. Tucker, 1,930 shares. Does not include additional shares to which Ms. Tucker and Mr. Gellein are entitled to receive on March 21, 2023 in lieu of the portion of their annual retainer to be paid on such date. The total number of shares to which each of them will be entitled is determined based on the average of the high and low price of our common stock on March 21, 2023. The aggregate dollar value of our common stock to which each of them is entitled is: Ms. Tucker, $21,250 and Mr. Gellein, $26,250.

[3]	Includes 6 shares held as tenants in common with Mr. McCarten’s spouse and 1,966 shares held by a limited liability corporation in which Mr. McCarten owns a 2% interest and acts as Manager.

[4]	Includes 28 shares held by trusts for the benefit of Mr. Quazzo’s spouse.

[5]	Includes 66,214 shares held in revocable trusts by Mr. Geller and Mr. Geller’s spouse.

[6]

Includes shares subject to SARs currently exercisable or exercisable within 60 days after March 14, 2023, as follows: Mr. Weisz, 74,471 shares; Mr. Geller, 26,045 shares; Ms. Marbert, 4,333 shares; and Mr. Miller, 2,292 shares. For purposes of determining the number of shares subject to SARs that are beneficially owned by each such person, we have calculated the number of shares that such person could obtain by exercising all vested SARs on March 14, 2023, based on the closing price of our common stock on that date $136.74.

[7]	Includes shares held by a revocable trust of which Mr. Weisz’s spouse is the trustee and Mr. Weisz is the beneficiary 13,513 shares.

[8]

Includes an aggregate of shares subject to SARs, RSUs, Non-Employee Director Share Awards and Non-Employee Director Stock Units currently exercisable or exercisable within 60 days after March 14, 2023. For purposes of determining the number of shares subject to SARs that are beneficially owned, we have calculated the number of shares that such persons could obtain by exercising all vested SARs on March 14, 2023, based on the closing price of our common stock on that date $136.74.

[9]

Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported shared voting power as to 13,530 shares, sole dispositive power as to 3,384,625 shares, and shared dispositive power as to 50,960 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

[10]

Based solely on the information contained in a Schedule 13G/A filed with the SEC on January 27, 2023 by BlackRock, Inc. (“BlackRock”). BlackRock reported sole voting power as to 3,272,570 shares and sole dispositive power as to 3,335,932 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

[11]

Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 14, 2023 by BAMCO, Inc. (“BAMCO”), Baron Capital Group, Inc. (“BCG”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (“Baron”). BAMCO reported shared voting power as to 2,394,234 shares and shared dispositive power as to 2,478,734 shares, BCG and Ronald Baron each reported shared voting power as to 2,599,391 shares and shared dispositive power as to 2,683,891 shares, and BCM reported shared voting and dispositive power as to 205,158 shares. The address of BAMCO, BCG, BCM and Baron is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

[12]

Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 10, 2023 jointly by Senvest Management LLC (“Senvest Management”) and Richard Mashaal. Senvest Management may be deemed to beneficially own 2,101,412 shares held by Senvest Master Fund, LP (“Senvest Fund”) due to its being the investment manager of Senvest Fund. Mr. Mashaal may be deemed to beneficially own all such shares due to his being the managing member of Senvest Management. Senvest Management and Mr. Mashaal have shared voting power and shared dispositive power with respect to all such shares. The address for Senvest Management and Mr. Mashaal is 540 Madison Avenue, 32nd Floor, New York, NY 10022.

[13]

Based solely on the information contained in the Schedule 13G filed with the SEC on February 14, 2023 jointly by JWM Family Enterprises, Inc. and JWM Family Enterprises, L.P. Consists of the following: (a) 919,999 shares owned by Thomas Point Ventures, L.P., a Delaware limited partnership, whose sole general partner is JWM Family Enterprises, L.P.; (b) 46,000 shares held by Penny Lane Limited Holdings, LLC, a Delaware limited liability company, whose sole member is JWM Family Enterprises, L.P.; (c) 47,500 shares owned by Anchorage Partners, L.P., a Delaware limited partnership, whose sole general partner is JWM Family Enterprises, L.P.; and (d) 989,298 shares owned by JWM Family Enterprises, L.P. JWM Family Enterprises, Inc. is the sole general partner of JWM Family Enterprises, L.P. The address of each of JWM Family Enterprises, Inc. and JWM Family Enterprises, L.P. is 540 Gaither Road, Suite 100, Rockville, MD 20850.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	60

TRANSACTIONS WITH RELATED PERSONS

POLICY ON TRANSACTIONS AND ARRANGEMENTS WITH RELATED PERSONS

We have adopted a written policy for approval of transactions and arrangements between the Company and “Related Persons,” which include our current and recent former directors, director nominees, current and recent former executive officers, greater than five percent stockholders, and immediate family members of any of the foregoing, where the amount involved exceeds, or may be expected to exceed, $120,000.

The policy provides that the Nominating and Corporate Governance Committee will conduct a reasonable prior review of, and oversee, all transactions subject to the policy for potential conflicts of interest and will prohibit a transaction if it determines it to be inconsistent with the interest of the Company and its stockholders. The Nominating and Corporate Governance Committee also will review the material facts of transactions subject to the policy and determine whether or not to approve or ratify those transactions. In determining whether to approve or ratify a transaction subject to the policy, the Committee will take into account, among other factors, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under similar circumstances and the materiality of the related person’s interest in the transaction. The policy provides that transactions subject to the policy must be approved in advance, but if approval is required but not reasonably feasible, then the transaction will be considered and, if determined to be appropriate, ratified at the Nominating and Corporate Governance Committee’s next regularly scheduled meeting.

No director, officer or associate of the Company who has, or whose immediate family member has, any direct or indirect interest in the transaction may play any role in negotiating, approving, making decisions for or administering such transaction on our behalf. In the case of ongoing transactions between us and a related party, the Nominating and Corporate Governance Committee may establish guidelines for our management to follow in dealings with the related party and, if the Committee establishes such guidelines, it must assess the ongoing relationship in light of those guidelines on at least an annual basis. If a transaction consists of a change to an existing transaction, the transaction will be evaluated on the basis of the terms of the overall transaction, arrangement or relationship so modified.

The Nominating and Corporate Governance Committee has pre-approved under the policy certain transactions with related persons that meet specific criteria. A summary of certain new transactions we enter into that were pre-approved under the policy is required to be provided to the Nominating and Corporate Governance Committee at its regularly scheduled meetings. Pre-approved transactions are limited to:

•

ordinary course sales of vacation ownership, fractional or similar ownership interests with specified maximum dollar thresholds at prices that are no lower than those available under Company-wide employee discount programs;

•

rental of a time share unit, fractional unit, condominium or residence owned or controlled by a Related Person if the terms of the rental arrangement, including rental rate, are on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•

employment and compensation relationships that are subject to Compensation Policy Committee or other specified internal management approvals and which, in the case of executive officers and directors, are subject to required proxy statement disclosure;

•	certain transactions with other companies and certain charitable contributions that satisfy the independence criteria under both our Corporate Governance Policies and the NYSE Listing Standards;

•	certain transactions with Marriott International in the ordinary course of business;

•	transactions where the related party’s interest arises solely from ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis;

•

certain transactions involving the employment of a Related Person by the Company or one of its subsidiaries where the amount of annual compensation involved (including salary and incentive awards) is or is expected to be less than $120,000 upon initial hire, provided that such transaction is approved by at least two members of the Corporate Growth Committee (an internal management committee whose members currently include our Chief Financial Officer, General Counsel, Chief Human Resources Officer and other executive officers) who do not have any direct or indirect interest in the transaction determine that the terms and amount of such compensation (including salary and incentive awards) are commensurate with the Related

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	61

Person’s qualifications and responsibilities and with the compensation of other employees holding similar positions; after initial hire, any promotion of or special award granted to such Related Person shall be submitted to the Nominating and Corporate Governance Committee for approval in accordance with the policy;

•	transactions where the rates or charges involved are determined by competitive bids, or fixed in conformity with law or governmental authority; and

•	transactions involving banking-related services such as transfer agent, registrar, trustee under a trust indenture or similar services.

DELINQUENT SECTION 16(a) FILINGS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To our knowledge, based solely on a review of copies of Forms 3, 4 and 5 and any amendments thereto filed with the Securities and Exchange Commission and stockholder reports from our transfer agent and written representations that no other reports were required, during the fiscal year ended December 31, 2022 our officers, directors and 10% or more stockholders complied with all Section 16(a) filing requirements applicable to them except that one Form 3 for Ms. Pighini was not filed on time due to administrative error.

CERTAIN RELATIONSHIPS AND POTENTIAL CONFLICTS OF INTEREST

Since the Spin-Off, we have employed Scott Weisz, son of Stephen P. Weisz, who served as our Chief Executive Officer during 2022. Scott Weisz is employed as Senior Vice President, Global IRM (Inventory & Revenue Management) and Vacation Ownership, a position he has held since August 21, 2021. In 2022, he received compensation from the Company in the aggregate amount of $502,897 (which includes base salary, bonus, the value of stock-based awards and other compensation). We have determined this compensation based on reference to market compensation paid to individuals in similar positions at other companies and/or the compensation paid to non-family members in similar positions at the Company.

As described in our 2022 Annual Report, The Ritz-Carlton Hotel Company manages the on-site operations for The Ritz-Carlton Destination Club and The Ritz-Carlton Residences properties in our portfolio under separate management agreements with us. Theodorus Schavemaker, who is the son-in-law of Stephen P. Weisz, who served as our Chief Executive Officer during 2022, has been employed by The Ritz-Carlton Hotel Company since October 2021 as the Vice President of Club Operations. In this capacity, Mr. Schavemaker directly oversees on-site hospitality management by The Ritz-Carlton Hotel Company of The Ritz-Carlton Destination Club and The Ritz-Carlton Residences properties in our portfolio. In 2022, he received compensation from The Ritz-Carlton Hotel Company in the aggregate amount of $307,615 (which includes base salary, bonus, and the value of stock-based awards and other compensation). We have no involvement in establishing his compensation.

Since the acquisition of ILG, we have employed David Marbert, son of Jeanette E. Marbert, our President, Exchange & Third-Party Management. David Marbert is employed as Director, Products and Partnership, a position he has held since August 6, 2022. In 2022, he received compensation from the Company in the aggregate amount of $124,620 (which includes base salary, bonus, the value of stock-based awards and other compensation). We have determined this compensation based on reference to market compensation paid to individuals in similar positions at other companies and/or the compensation paid to non-family members in similar positions at the Company.

In December 2022, R. Lee Cunningham, our former Executive Vice President and Chief Operating Officer—Vacation Ownership, entered into a rental management agreement with respect to a unit at our Marriott’s Kauai Lagoons—Kalanipu’u resort that he owns. The agreement provides for payments to Mr. Cunningham based on the number of weeks rented by the Company, which we expect could exceed $120,000 per year for up to three years. Actual payments to Mr. Cunningham will depend on rental rates and the number of weeks rented. As contemplated by our policy for approval of transactions and arrangements between the Company and Related Persons, the transaction was approved by the Nominating and Corporate Governance Committee.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	62

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR THE 2024 ANNUAL MEETING

Under Rule 14a-8, any stockholder proposals intended to be presented at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) must be received by the Company at 9002 San Marco Court, Orlando, Florida 32819, Attn: Corporate Secretary, on or before December 1, 2023, to be eligible for inclusion in our Proxy Statement related to our 2024 Annual Meeting of Stockholders. Any such proposal will be subject to the requirement of the proxy rules adopted under the Exchange Act, and as with any stockholder proposal (regardless of whether such proposal is included in the Company’s proxy materials), our Restated Certificate of Incorporation and our Restated Bylaws and Delaware law.

For proposals or director nominations to be considered for presentation at our next annual meeting, but not for inclusion in our Proxy Statement for that meeting, proposals must be delivered to the Company’s Corporate Secretary at its principal executive office not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. For the 2024 Annual Meeting, such nominations or proposals must be delivered to the Corporate Secretary no later than the close of business on February 12, 2024 nor earlier than the close of business on January 13, 2024. In the event that the date of the Company’s annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting, then, to be timely, such stockholder’s notice must be submitted in writing not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. In addition to satisfying the deadlines above, a shareholder who intends to solicit proxies in support of director nominees must provide the notice required under Rule 14a-19 to the Company on or before March 15, 2024.

OTHER INFORMATION

This Proxy is solicited on behalf of the Board. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, by mail, telegram, facsimile, or other electronic or other means. Broadridge Financial Services, Inc. will request that brokerage houses, banks and other custodians forward the proxy materials to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. Broadridge Financial Services, Inc. will act as proxy tabulator.

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice Regarding the Availability of Proxy Materials or set of proxy materials for each company in which you hold stock through that broker or bank unless you respond with contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond, the broker or bank will send only one copy of the notice regarding the availability of proxy materials to your address. You may revoke your consent to householding at any time by contacting Broadridge Financial Services, Inc. either by calling 1-866-540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. In any event, if you did not receive an individual copy of the Notice Regarding the Availability of Proxy Materials, or if you wish to receive individual copies of the Notice Regarding the Availability of Proxy Materials or our proxy materials for future meetings, we will promptly send a copy to you if you write to Marriott Vacations Worldwide Corporation, 9002 San Marco Court, Orlando, Florida, 32819, Attention: Investor Relations or call Investor Relations at 1-407-206-6000. If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Notice Regarding the Availability of Proxy Materials, but you wish to receive only one copy, you must request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Computershare, P.O. Box 43078, Providence, Rhode Island, 02940-3078.

Any stockholder who would like a copy of our 2022 Annual Report may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott Vacations Worldwide Corporation, 9002 San Marco Court, Orlando, Florida, 32819. The Company’s copying costs will be charged if copies of exhibits to the 2022 Annual Report are requested. You may also obtain a copy of the 2022 Annual Report, including exhibits, from the Investor Relations portion of our website (www.marriottvacationsworldwide.com) by clicking on “Financial Information”.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	63

APPENDIX A

PROPOSED AMENDMENTS

Section 5.2 Classification.

(a) ~~The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Section 5.2. Commencing with the first annual meeting of stockholders following the effectiveness of this Section 5.2, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.~~Commencing with the 2024 annual meeting of stockholders of the Corporation, but subject to any provision for the election of directors by one or more series of Preferred Stock, the directors shall be elected by the stockholders entitled to vote thereon for terms expiring at the next succeeding annual meeting of stockholders; provided, however, that any director elected or appointed prior to the 2024 annual meeting of stockholders shall complete the term of office to which such director has been elected or appointed. The term of office for each director serving in the class elected at the 2021 annual meeting of stockholders shall expire at the 2024 annual meeting of stockholders; the term of office for each director serving in the class elected at the 2022 annual meeting of stockholders shall expire at the 2025 annual meeting of stockholders; and the term of office for each director serving in the class elected at the 2023 annual meeting of stockholders shall expire at the 2026 annual meeting of stockholders. The division of the Board of Directors into classes shall terminate at the 2026 annual meeting of stockholders. A director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(b) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until ~~the next election of the class for which such director shall have been chosen and until his~~(i) in the case of any vacancy so filled prior to the 2026 annual meeting of stockholders, for the remainder of the term of the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned and (ii) in the case of any vacancy so filled at or after the 2026 annual meeting of stockholders, until the next annual meeting of stockholders, and in all cases, until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c) ~~Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, any director, or the entire Board of Directors,~~ Any directors serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. All other directors may be removed either for or without cause.

(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	A-1

APPENDIX B

Reconciliation of Non-GAAP Measures to GAAP Measures (Unaudited)

In this Proxy Statement, we present Adjusted net income attributable to common shareholders, Adjusted diluted earnings per share, EBITDA, and Adjusted EBITDA, financial measures that are not prescribed by GAAP. The tables below reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measure. We evaluate and present these non-GAAP financial measures for the reasons described below. Further, we evaluate Adjusted EBITDA in particular as a financial objective with respect to which amounts payable under the Bonus Plan may be earned by our named executive officers. Please be aware that these non-financial measures have limitations and should not be considered in isolation or as a substitute for net income or loss attributable to common shareholders or any other comparable performance measure calculated in accordance with GAAP. In addition, other companies in our industry may calculate these non-GAAP financial measures differently than we do or may not calculate them at all, limiting their usefulness as a comparative measure.

EBITDA, a financial measure that is not prescribed by GAAP, is defined as earnings, or net income or loss attributable to common shareholders, before interest expense (excluding consumer financing interest expense associated with term securitization transactions), income taxes, depreciation and amortization. Adjusted EBITDA reflects additional adjustments for certain items and excludes share-based compensation expense to address considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted. For purposes of our EBITDA and Adjusted EBITDA calculations, we do not adjust for consumer financing interest expense associated with term securitization transactions because we consider it to be an operating expense of our business. We consider Adjusted EBITDA to be an indicator of operating performance, which we use to measure our ability to service debt, fund capital expenditures, expand our business, and return cash to shareholders. We also use Adjusted EBITDA, as do analysts, lenders, investors, and others, because this measure excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. EBITDA and Adjusted EBITDA also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We believe Adjusted EBITDA is useful as an indicator of operating performance because it allows for period-over-period comparisons of our on-going core operations before the impact of the excluded items. Adjusted EBITDA also facilitates comparison by us, analysts, investors, and others, of results from our on-going core operations before the impact of these items with results from other companies.

EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do or may not calculate them at all, limiting their usefulness as comparative measures. The table below shows our EBITDA and Adjusted EBITDA calculation and reconciles these measures with Net income (loss) attributable to common shareholders, which is the most directly comparable GAAP financial measure.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	B-1

The table below is a reconciliation of Net income (loss) attributable to common shareholders to Adjusted net income (loss) attributable to common shareholders and Adjusted earnings (loss) per share - diluted:

	Fiscal Years

(in millions, except per share amounts)	2022	2021	2020
Net income (loss) attributable to common shareholders	$391	$49	$(275)
Provision for (benefit from) income taxes	191	74	(84)
Income (loss) before income taxes attributable to common shareholders	582	123	(359)
Certain items:
ILG integration	82	93	62
Welk acquisition and integration	14	16	1
I/T transformation	16	—	—
Other transformation initiatives	10	—	—
Other transaction costs	3	1	3
Transaction and integration costs	125	110	66
Early redemption of senior unsecured notes	—	55	—
Gain on disposition of hotel	(33)	—	—
Gain on disposition of VRI Americas	(17)	—	—
Foreign currency translation	10	—	11
Insurance proceeds	(6)	—	(8)
Change in indemnification asset	3	(7)	32
Other	3	3	(9)
(Gains) losses and other (income) expense, net	(40)	51	26
Purchase accounting adjustments	11	10	61
Litigation charges	11	10	6
Impairment charges	2	3	100
Expiration/forfeiture of deposits on pre-acquisition preview packages	(6)	—	—
Early termination of VRI management contract	(2)	—	—
Eliminate impact of Consolidated Property Owners’ Associations	—	(8)	—
Change in estimate relating to pre-acquisition contingencies	(12)	—	—
COVID-19 related adjustments	—	(2)	77
Other	6	(1)	5
Adjusted pretax income (loss)	677	296	(18)
Provision for income taxes	(219)	(106)	(1)
Adjusted net income (loss) attributable to common shareholders	$458	$190	$(19)
Diluted shares (1)	45.2	43.3	41.3
Adjusted earnings (loss) per share - Diluted	$10.26	$4.40	$(0.45)

(1) Diluted shares include 4.3 million shares for the year-ended December 31, 2022 related to our convertible notes, reflecting the impact of the adoption of Accounting Standards Update 2020-06 in 2022.

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	B-2

The table below is a reconciliation of Net income (loss) attributable to common shareholders to Adjusted EBITDA:

	Fiscal Years

(in millions)	2022	2021	2020
Net income (loss) attributable to common shareholders	$391	$49	$(275)
Interest expense	118	164	150
Tax provision (benefit)	191	74	(84)
Depreciation and amortization	132	146	123
EBITDA	832	433	(86)
Share-based compensation	39	51	37
ILG integration	82	93	62
Welk acquisition and integration	14	16	1
I/T transformation	16	—	—
Other transformation initiatives	10	—	—
Other transaction costs	3	1	3
Transaction and integration costs	125	110	66
Early redemption of senior unsecured notes	—	55	—
Gain on disposition of hotel	(33)	—	—
Gain on disposition of VRI Americas	(17)	—	—
Foreign currency translation	10	—	11
Insurance proceeds	(6)	—	(8)
Change in indemnification asset	3	(7)	32
Other	3	3	(9)
(Gains) losses and other (income) expense, net	(40)	51	26
Purchase accounting adjustments	11	10	4
Litigation charges	11	10	6
Impairment charges	2	3	100
Expiration/forfeiture of deposits on pre-acquisition preview packages	(6)	—	—
Early termination of VRI management contract	(2)	—	—
Eliminate impact of Consolidated Property Owners’ Associations	—	(8)	—
Change in estimate relating to pre-acquisition contingencies	(12)	—	—
COVID-19 related adjustments	—	(2)	77
Other	6	(1)	5
Adjusted EBITDA	$966	$657	$235

MARRIOTT VACATIONS WORLDWIDE 2023 PROXY STATEMENT	B-3

Marriott vacations worldwide corporation 9002 sam marco court orlando, fl 32819 vote by internet before the meeting – go to www.proxyvote.com or scan the qr barcode above use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m eastern time on may 11, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During the meeting – go to www.virtualshareholdermeeting.com/vac2023 you may attend the meeting via the internet and vote during the meeting. Have the information that is primed in the box marked by the arrow available and follow the instructions. Vote by phone – 1-800-690-6903 use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. eastern time on may 11, 2023. Have your proxy card in hand when you call and then follow the instructions. Vote by mail mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to vote processing, c/o broadridge, 51 mercedes way, edgewood, ny 11717. Electronic delivery of future proxy materials to receive all future proxy statements, proxy cards, and annual reports electronically via email or the internet please follow the instructions above to vote using the internet and, when promoted, indicate that you agree to receive or access proxy materials electronically in future years. To vote, mark blocks below in blue or black ink as follows: d99392-p85802 keep this portion for your records this proxy card is valid only when signed and dated. DETACH AND RETURN THIS PORTION ONLY Marriott vacations worldwide corporation for all withhold all for all except to withhold authority to vote for any individual nominee(s), mark “for all except” and write the number(s) of the nominee(s) on the line below. The board of directors recommends that you vote for each of the following director nominees: 1. Election of directors nominees: 01) Charles Elliott “C.E.” Andrews 02) William w. mccarten 03) William j. shaw the board of directors recommends that you vote for the following proposals: for against abstain 2. Ratification of the appointment of Ernst & young llp as the company’s independent registered public accounting firm for its 2023 fiscal year. 3. Advisory vote to approve named executive officer compensation. 4. Approval of management proposal to amend the company’s restated certificate of incorporation to provide for the phased-in declassification of the board of directors. Note: in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Address of record changes if you are a registered stockholder possessing a physical stock certificate and you need to update the address on the stock certificate, please contact our transfer agent, computershare trust company, n.a, to make this change. Computershare’s contact information is as follows: internet: www.computershare.com/investor phone: (800) 884-4225 for shares handled by another transfer agent, please contact them to update your address of record. Please sign exactly as your name(s) appear(s) on the records of Marriott vacations worldwide corporation and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s). signature [please sign within box] date signature (joint owners) date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held On May 12, 2023: The 2023 Notice of Annual Meeting and Proxy Statement and the 2022 Annual Report are available at www.proxyvote.com. We will be conducting our 2023 Annual Meeting of Stockholders virtually at www.virtualshareholdermeeting.com/VAC2023 099393-p85802 MARRIOTT VACATIONS WORLDWIDE PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 12, 2023 The undersigned holder of common stock of Marriott Vacations Worldwide Corporation, a Delaware corporation (the “Company”), hereby appoints John E. Geller, Jr. and James H Hunter, IV, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held via live webcast at www.virtualshareholdermeeting.com/VAC2023, on May 12, 2023, at 9:00 a.m. Eastern Time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast FOR each of the three nominees for director, FOR proposal 2, FOR proposal 3, and FOR proposal 4, all of which are set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holders on any other matter that may properly come before the meeting and any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the board of directors if any director nominee named in proposal 1 becomes unable to serve or for good cause will not serve). The Board of Directors recommends a vote FOR each of the three nominees for director, FOR proposal 2, FOR proposal 3, and FOR proposal 4. Continued and to be signed on reverse side